EXECUTION VERSION

 _______________________________________________________________
LOAN AGREEMENT

Dated as of June 28, 2013

Among

111 WEST 57TH LH LLC and 111 WEST 57TH FE LLC
collectively, as Borrower

And

ANNALY CRE LLC
 as Lender
_________________________________________________________________

US_ACTIVE:\44281528\10\99980.0025

TABLE OF CONTENTS
Page
1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1  Specific Definitions
1.2  Principles of Construction
2.	GENERAL LOAN TERMS
2.1  The Loan
2.2  Interest; Monthly Payments
2.2.1	Generally
2.2.2	Default Rate
2.2.3	Taxes
2.2.4	New Payment Date
2.3  Loan Repayment
2.3.1	Repayment
2.3.2	Mandatory Prepayments
2.3.3	Optional Prepayments
2.4  Release of Property
2.5  Payments and Computations
2.5.1	Making of Payments
2.5.2	Computations
2.5.3	Late Payment Charge
2.6  [Intentionally Omitted]
2.7  Fees; Make Whole Premium
2.7.1	Origination Fees
2.7.2	Exit Fee
2.7.3	Make Whole Premium
2.8  Extension Option
2.9  [Intentionally Omitted]
2.10  Receipts under Escrow Agreement
3.	CASH MANAGEMENT AND RESERVES
3.1  Interest Reserve
3.2  Tax Reserve
3.3  Insurance Reserve
3.4  Casualty/Condemnation Reserve
3.5  Security Deposits
3.6  Available Cash Reserve
3.7  Property Cash Flow Allocation
3.8  Grant of Security Interest; Application of Funds
3.9  Inclusionary Air Rights Reserve
4.	REPRESENTATIONS AND WARRANTIES
4.1  Organization; Special Purpose
4.2  Proceedings; Enforceability
4.3  No Conflicts
4.4  Litigation
4.5  Agreements
4.6  Title
4.7  No Bankruptcy Filing
4.8  Full and Accurate Disclosure
4.9  Tax Filings
4.10  No Plan Assets
4.11  Compliance
4.12  [Intentionally Omitted]
4.13  Contracts
4.14  Federal Reserve Regulations; Investment Company Act
4.15  Easements; Utilities and Public Access
4.16  Physical Condition
4.17  Leases
4.18  Fraudulent Transfer
4.19  Ownership of Borrower
4.20  Purchase Options
4.21  Management Agreement
4.22  Hazardous Substances
4.23  Name; Principal Place of Business
4.24  Other Debt
4.25  Equity Funding Amount
4.26  Material Agreements
4.27  Ground Lease
4.28  Zoning Lot Development Agreement
4.29  Escrow Agreement
5.	COVENANTS
5.1  Existence
5.2  Taxes and Other Charges
5.3  Access to Property
5.4  Repairs; Maintenance and Compliance; Alterations
5.4.1	Repairs; Maintenance and Compliance
5.4.2	Alterations
5.5  Performance of Other Agreements
5.6  Cooperate in Legal Proceedings
5.7  Further Assurances
5.8  Environmental Matters
5.8.1	Hazardous Substances
5.8.2	Environmental Monitoring
5.9  Title to the Property
5.10  Leases
5.10.1	Additional Covenants with respect to Leases
5.11  Estoppel Statement
5.12  Property Management
5.12.1	Management Agreement
5.12.2	Termination of Manager
5.13  Special Purpose Bankruptcy Remote Entity
5.14  Vacate Agreements; Escrow Agreements
5.15  Change in Business or Operation of Property
5.16  Debt Cancellation
5.17  Affiliate Transactions
5.18  Zoning
5.19  No Joint Assessment
5.20  Principal Place of Business
5.21  Change of Name, Identity or Form
5.22  Indebtedness
5.23  Licenses
5.24  Compliance with Restrictive Covenants, Etc
5.25  ERISA
5.26  Prohibited Transfers
5.27  Liens
5.28  Dissolution
5.29  Expenses
5.30  Indemnity
5.30.1  General Indemnity
5.30.2	[Intentionally Omitted]
5.31  Patriot Act Compliance
5.32  Control Principals
5.33  [Intentionally Omitted]
5.34  Material Agreements
5.35  Ground Lease
5.36  Distributions
5.37  Predevelopment Budget
5.38  Business Plan
5.39  Escrow Agreement
5.40  Zoning Lot Development Agreement
5.41  Post-Closing Deferred Maintenance.
5.42  Post-Closing Environmental Review..
6.	NOTICES AND REPORTING
6.1  Notices
6.2  Borrower Notices and Deliveries
6.3  Financial Reporting
6.3.1	Bookkeeping
6.3.2	Annual Reports
6.3.3	Monthly/Quarterly Reports
6.3.4	Other Reports
6.3.5	Annual Budget
6.3.6	Development Consultant.
7.	INSURANCE; CASUALTY; AND CONDEMNATION
7.1  Insurance
7.1.1	Coverage
7.1.2	Policies
7.1.3	Miscellaneous Insurance Provisions
7.2  Casualty
7.2.1	Notice; Restoration
7.2.2	Settlement of Proceeds
7.3  Condemnation
7.3.1	Notice; Restoration
7.3.2	Collection of Award
7.4  Application of Proceeds or Award
7.4.1	Application to Restoration
7.4.2	Application to Debt
7.4.3	Procedure for Application to Restoration
8.	DEFAULTS
8.1  Events of Default
8.2  Remedies
8.2.1	Acceleration
8.2.2	Remedies Cumulative
8.2.3	Severance
8.2.4	Delay
8.2.5	Lender's Right to Perform
9.	SPECIAL PROVISIONS
9.1  Sale of Note and Secondary Market Transaction
9.1.1	General; Borrower Cooperation
9.1.2  Provided Information
9.1.3  Use of Information
9.1.4	Borrower Obligation Regarding Disclosure Documents
9.1.5  Rating Surveillance
9.1.6	Severance of Loan
9.2  Expenses
10.	MISCELLANEOUS
10.1  Exculpation
10.2  Brokers and Financial Advisors
10.3  Retention of Servicer
10.4  Survival
10.5  Lender's Discretion
10.6  Governing Law
10.7  Modification, Waiver in Writing
10.8  Trial by Jury
10.9  Headings/Exhibits
10.10  Severability
10.11  Preferences
10.12  Waiver of Notice
10.13  Remedies of Borrower
10.14  Prior Agreements
10.15  Offsets, Counterclaims and Defenses
10.16  Publicity
10.17  No Usury
10.18  Conflict; Construction of Documents
10.19  No Third Party Beneficiaries
10.20  Assignment
10.21  Set-Off
10.22  Counterparts
10.23  Waiver of Stay
10.24  Joint and Several
10.25  Contribution
10.26  Make Whole Premium

Schedules

Schedule 1                        -Exceptions to Representations and Warranties
Schedule 2                        -Rent Roll
Schedule 3                        -Organization of Borrower
Schedule 4                        -Definition of Special Purpose Bankruptcy Remote Entity
Schedule 5                        -Predevelopment Budget
Schedule 6                        -Business Plan
Schedule 7                        -Initial Approved Annual Budget
Schedule 8                        -[Intentionally Deleted]
Schedule 9                          Landmark Letters
Schedule 10                        Post-Closing Deferred Maintenance Obligations

Exhibits

Exhibit A                    Environmental Desk Review Letters

US_ACTIVE:\44281528\10\99980.0025

LOAN AGREEMENT
LOAN AGREEMENT dated as of June 28, 2013 (as the same may be modified, supplemented, amended or otherwise changed, this "Agreement") among 111 WEST 57TH LH LLC, a Delaware limited liability company ("Fee Lessee Borrower") and 111 WEST 57TH FE LLC, a Delaware limited liability company ("Fee Lessor Borrower"); Fee Lessee Borrower and Fee Lessor Borrower, together with their respective permitted successors and assigns, are referred to herein individually and/or collectively, as the context may require, as, "Borrower", with an address of c/o JDS Development Group, 104 Fifth Avenue, 9th Floor, New York, NY  10011; and ANNALY CRE LLC, a Delaware limited liability company (together with its successors and/or assigns, as their respective interests may appear, hereinafter referred to as "Lender").
With respect to the definition of "Borrower" hereunder or in any other Loan Document, except where the context otherwise provides, (i) any representations contained herein or in any other Loan Documents of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein or in any other Loan Documents shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein or in any other Loan Documents shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of a Default or Event of Default with respect to any Borrower shall be deemed to be a Default or Event of Default, as applicable, hereunder or thereunder, and (v) any Debt of Borrower (x) shall be deemed to include any Debt of the other Borrowers, or Debt of any one of them, and (y) shall be joint and several. Each Borrower recognizes that credit available to it under the Loan is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge the Debt and all obligations of all of the Borrowers.
1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1            Specific Definitions
.  The following terms have the meanings set forth below:
Acceptable Letter of Credit: shall mean shall mean an irrevocable, transferrable letter of credit from a commercial bank having a principal office in New York City, New York acceptable to Lender, in Lender's sole discretion, which letter of credit shall have an expiration date of at least one (1) year or, if sooner, ninety-five (95) days after the current Maturity Date of the Loan, which may be drawn upon by sight draft alone and which otherwise shall be acceptable to Lender in form and content in Lender's sole discretion.
Accommodation Payment: shall mean as described in Section 10.25.
Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person.
Allocable Amount: shall mean as described in Section 10.25.
Annual Budget: shall mean as described in Section 6.3.5.
Applicable Taxes: shall mean as described in Section 2.2.3.
Approved Alteration: any alteration that (i) does not affect structural elements of the Property and does not exceed $250,000 in cost, or (ii) that is expressly identified in the Predevelopment Budget.  Notwithstanding the foregoing, any alteration that affects landmarked elements or the rotunda of the Property shall be deemed to be a Material Alteration.
Approved Annual Budget: shall mean as described in Section 6.3.5. The initial approved annual budget shall be the Initial Approved Annual Budget.
Approved Capital Budget: shall mean as described in Section 6.3.5.
Approved Capital Expenses: Capital Expenses incurred by Borrower which are (i) included in the Approved Capital Budget (without duplication of Capital Expenses included in the Predevelopment Budget), (ii) included in the Predevelopment Budget (without duplication of Capital Expenses included in the Approved Capital Budget), or (iii) approved by Lender.
Approved Inclusionary Air Rights: shall mean the purchase, from an eligible Generating Site, of Affordable Floor Area sufficient to generate approximately 20,000 square feet of Floor Area Compensation for use on the Project.  The Affordable Floor Area purchased by Borrower in accordance with this definition shall be developed on the Generating Site in its entirety, and (absent any default by the seller under the Approved Inclusionary Air Rights Purchase Agreement) the Floor Area Compensation generated thereby shall be made available for use on the Project in time to not materially adversely affect Borrower's construction schedule in accordance with the Business Plan, as evidenced by one or more original, raised seal certificates of Floor Area Compensation transfer, issued by the Department of Housing Preservation and Development of the City of New York and dated prior to such date, certifying the transfer of such Affordable Floor Area or Floor Area Compensation for use on the Project.  All capitalized terms in this definition not defined herein shall have the meaning set forth in Section 23-91 of the New York City Zoning Resolution.

Approved Inclusionary Air Rights Purchase Agreement: shall mean a purchase and sale agreement entered into by Borrower for the Approved Inclusionary Air Rights.  The seller under such purchase and sale agreement shall consent to the collateral assignment of such purchase and sale agreement by Borrower to Lender as security for the Loan.  In addition, Borrower shall use commercially reasonable efforts to provide Lender in such purchase and sale agreement with substantially the same rights afforded to Lender in the Consent and Agreement of Seller and Escrow Agent (e.g., notice and cure rights, all amounts payable to Borrower to be paid over to Lender, taking instructions from Lender upon an Event of Default, no amendments or modifications to such purchase and sale agreement without Lender's consent, etc.).

Approved Operating Budget: shall mean as described in Section 6.3.5.
Approved Operating Expenses: operating expenses incurred by Borrower which (i) are included in the Approved Operating Budget (without duplication of operating expenses included in the Predevelopment Budget), (ii) are included in the Predevelopment Budget (without duplication of operating expenses included in the Approved Operating Budget), or (iii) have been approved by Lender.
Assignment of Agreements: means that certain Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender, which includes, without limitation, an assignment to Lender of all of Borrower's right, title and interest in and to any and all development or similar agreements, development rights, air rights and entitlements now owned or held, or hereafter owned or held, by Borrower in connection with the Property.
Assignment of Leases and Rents: that certain Fee and Leasehold Assignment of Leases and Rents from Borrower to Lender.
Award: shall mean as described in Section 7.3.2.
Bankruptcy Proceeding: shall mean as described in Section 4.7.
Borrower's Recourse Liabilities: shall mean as described in Section 10.1.
Broker:  shall mean as described in Section 10.2.
Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
Business Plan: means the business plan of the Borrower with respect to (among other things) causing (i) all existing tenants of the Property to vacate the Property and (ii) the predevelopment, construction and development of the Project, which business plan has been approved by Lender on or prior to the date hereof and is attached hereto as Schedule 6.
Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.
Cash Management Account: shall mean as described in Section 3.
Cash Management Agreement: that certain Account Control Agreement (Cash Management Account) among Borrower, Lender and Cash Management Bank.
Cash Management Bank: Wells Fargo Bank, National Association, or such other bank or depository selected by Lender in its discretion.
Casualty: shall mean as described in Section 7.2.1.
Casualty/Condemnation Prepayment: shall mean as described in Section 2.3.2.
Casualty/Condemnation Reserve: shall mean as described in Section 3.4.
CDO: shall mean as described in Section 9.1.1.
Clearing Account: shall mean as described in Section 3.
Clearing Account Agreement: that certain Deposit Account Control Agreement (Hard Lockbox) among Manager, Borrower, Lender and the Clearing Bank.
Clearing Bank: shall mean as described in Section 3.
Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Competitor: shall mean, collectively, (i) Extell Development Company, Macklowe Properties, CIM Group, Vornado Realty Trust, and each of their respective subsidiaries and affiliates, and (ii) any Person with a controlling ownership interest in a new construction or development project for residential or hotel condominiums within the geographical area of Manhattan bound by the west side of Ninth Avenue to the West, the south side of 47th Street to the South, the east side of Park Avenue to the East, and the north side of 67th Street to the North (as if 67th Street ran contiguously through Central Park). For the avoidance of doubt, ownership of an interest in a mortgage, mezzanine or other types of loan by a Person, in and of itself, shall not be deemed to make such Person a Competitor.
Condemnation: shall mean as described in Section 7.3.1.
Consent and Agreement of Seller and Escrow Agent: means that certain Consent and Agreement of Steinway Seller and Escrow Agent with respect to the Escrow Agreement, and consented to by Fee Lessee Borrower.
Control: with respect to any Person, either (i) ownership directly or indirectly of 50% or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.
Control Principals: collectively, Kevin Maloney, an individual, and Michael Stern, an individual.
Control Principal Personal Equity Contribution: shall mean $12,500,000.00 in the form of cash and property.
Debt: the Principal, all interest accrued and unpaid thereon, all Exit Fees, the Make Whole Premium, and all other sums then due to Lender in respect of the Loan or under any Loan Document.
Debt Service: with respect to any particular period, the scheduled Principal and interest payments due under the Note in such period.
Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.
Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate, compounded monthly.
Development Consultant: shall mean such Person as Lender may designate and engage with respect to the predevelopment, development and construction of the Project in accordance with the Business Plan and Predevelopment Budget and to consult with and to provide advice to and to render reports to Lender and/or Servicer with respect to the predevelopment, development and construction of the Project in accordance with the Business Plan and Predevelopment Budget, which, at Lender's option, may be either an officer or employee of Lender or a consulting architect, engineer or inspector appointed or engaged by Lender or Servicer at the sole cost and expense of Borrower.
Disclosure Document: shall mean as described in Section 9.1.3.
Distributions: means all distributions, revenues, receipts and other payments of every kind arising from Borrower's, Sole Member's, Sponsor's, Guarantor's or Key Principal's direct or indirect ownership of the Property, including, without limitation, the net proceeds of any casualty or condemnation.
Domb: shall mean Sam Domb, an individual, together with his successors and/or assigns as owners of the Domb's Premises.
Domb's Premises: shall mean Tax Lot 32, Block 1010 located in New York City, New York, and commonly known as 1409 Avenue of the Americas, New York, New York.
Easements: shall mean as described in Section 4.15.
Eligible Account: a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
Eligible Institution: a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody's and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P and "Aa2" by Moody's.
Environmental Laws: shall mean as described in Section 4.22.
Environmental Indemnity Agreement: means that certain Environmental Indemnity Agreement by Borrower and Guarantor in favor of Lender.
Equipment: shall mean as described in the Mortgage.
Equity Put Right: shall mean Sponsor Investor's right to require Sponsor Managing Member to purchase Sponsor Investor's equity interest in Sponsor pursuant to the Sponsor LLC Agreement.
ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.
Escrow Agent: Royal Abstract of New York LLC.
Escrow Agreement: that certain Escrow Agreement among Fee Lessee Borrower, Steinway Seller and Escrow Agent, dated as of the date hereof.
Equity Funding Amount: means $71,200,000.00, which, for the avoidance of doubt, includes the Control Principal Personal Equity Contribution.
Event of Default: shall mean as described in Section 8.1.
Exchange Act: shall mean as described in Section 9.1.3.
Exit Fee: with respect to any repayment or prepayment of Principal, an amount equal to one percent (1%) of the amount of the Principal being repaid or prepaid.
First Extension Term: shall mean as described in Section 2.8.
First Extended Maturity Date: shall mean as described in Section 2.8.
Fitch: shall mean Fitch, Inc., a division of Fitch Ratings Ltd.
GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
Government Lists:  shall mean as described in Section 5.31(b).
Governmental Authority: any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.
Ground Lease: means that certain Lease Agreement between Fee Lessee Borrower (as successor by assignment to Steinway Seller) and Fee Lessor Borrower (as successor in interest to 111 West 57th Street Associates, L.P., a New York limited partnership), dated as of March 30, 1999, as evidenced by that certain Memorandum of Lease Agreement between 111 West 57th Street Associates, L.P. to Steinway Seller dated as of March 30, 1999 and recorded June 2, 1999 in Reel 2885, page 270 of the Office of the City Register of New York County.
Guarantor: individually and/or collectively, as the context may require, Michael Stern, an individual, Kevin Maloney, an individual, and any other guarantor approved by Lender under this Agreement.
Guaranty: that certain Guaranty made by Guarantor in favor of Lender, and any other guaranty executed and delivered to Lender in connection with the Loan.
Hazardous Substances:  shall mean as described in Section 4.22.
Immediate Family: shall mean (i) Sponsor Equity Representative's spouse and/or children, and/or siblings,(ii) a wholly owned limited liability company by any of Sponsor Equity Representative, his spouse and/or children or (iii) a trust in which Sponsor Equity Representative's spouse and/or children is the beneficiary thereto.
Improvements:  shall mean as described in the Mortgage.
Inclusionary Air Rights Reserve: shall mean as described in Section 3.9.
Indemnified Liabilities: shall mean as described in Section 5.30.1.
Indemnified Party: shall mean as described in Section 5.30.1.
Independent Director: shall mean as described in Schedule 4.
Independent Manager: shall mean as described in Schedule 4.
Initial Approved Annual Budget: shall mean the initial Approved Annual Budget of Borrower attached hereto as Schedule 7.
Insurance Premiums: shall mean as described in Section 7.1.2.
Insurance Reserve: shall mean as described in Section 3.3.
Insured Casualty: shall mean as described in Section 7.2.2.
Interest Period: (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month and (ii) each period thereafter from the 1st day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.4, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.
Interest Rate: for any Interest Period, ten percent (10.0%) per annum.
Interest Reserve: shall mean as described in Section 3.1.
Key Principal: individually and/or collectively, as the context may require, Michael Stern, an individual, and Kevin Maloney, an individual.
Late Payment Charge: shall mean as described in Section 2.5.3.
Leases: all leases, subleases, licenses and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.
Leasehold Premises: shall mean as described in the Mortgage.
Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.
Lender's Consultant: shall mean as described in Section 5.8.1.
Licenses: shall mean as described in Section 4.11.
Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower or Sole Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.
Loan: shall mean as described in Section 2.1.
Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including, without limitation, the following, each of which is dated as of the date hereof:  (i) the Promissory Note, (ii) the Mortgage, (iii) the Assignment of Leases and Rents, (iv) the Assignment of Agreements, (v) the Clearing Account Agreement, (vi) the Cash Management Agreement, (vii) the Guaranty and (viii) the Consent and Agreement of Seller and Escrow Agent; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.1.6).
Make Whole Premium: with respect to any payment or prepayment of Principal (or acceleration of the Loan) on or before the Make Whole Premium End Date, an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of Principal so accelerated), multiplied by (B) the Interest Rate, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of months remaining until the Make Whole Premium End Date from the date such prepayment occurs (or the next succeeding Payment Date through which interest has been paid by Borrower, or if Borrower is not making such payment or prepayment of Principal on a Payment Date and interest has not been paid by Borrower, then from the immediately preceding Payment Date)  and a denominator equal to 12.
Make Whole Premium End Date: July 1, 2014.
Management Agreement:  the management agreement between Borrower and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.
Manager: Cushman & Wakefield, Inc., or any successor, assignee or replacement manager approved by Lender in its sole and absolute discretion pursuant to Section 5.12 of this Agreement.
Material Adverse Effect: shall mean any event or condition that (a) materially impairs the ability of Borrower to perform its material obligations under any Loan Documents, or (c) materially and adversely affects the Property, or materially impairs the validity or enforceability of any Loan Document, or materially impairs the rights, remedies or benefits available to the Lender with respect to the Property under the Loan Documents; provided, however, that any event or condition will be deemed to have a "Material Adverse Effect" if such event or condition when taken together with all other events and conditions occurring or in existence at such time would result in a "Material Adverse Effect," even though, individually, such event or condition would not do so.
Material Agreement: means each agreement that affects the use and operation of the Property and under which there is an obligation of Borrower to pay more than $100,000.00 but expressly excluding the Ground Lease, the Leases, the Management Agreement, and any Vacate Agreement. The term Material Agreement shall include the Escrow Agreement, the Tenant Consulting Agreement, and the Zoning Lot Development Agreement.
Material Alteration: any alteration affecting (A) structural elements of the Property, (B) nonstructural elements of the Property, the cost of which exceeds $250,000, or (C) landmarked elements or the rotunda of the Property; provided, however, that in no event shall (i) alterations performed as part of a Restoration constitute a Material Alteration, and (ii) an Approved Alteration constitute a Material Alteration.
Maturity Date: the date on which the final payment of Principal becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.
Moody's: shall mean Moody's Investors Service, Inc.
Mortgage: that certain Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement made by Borrower in favor of Lender which covers the Property.
New Payment Date:  shall mean as described in Section 2.2.4.
Note: that certain Promissory Note made by Borrower to Lender in the aggregate principal amount equal to the Loan.
Notice: shall mean as described in Section 6.1.
OFAC: shall mean as described in Section 5.31(b).
Officer's Certificate: a certificate delivered to Lender by Borrower which is signed by a senior executive officer of Borrower.
Original Loan Amount: shall mean as described in Section 2.1.
Other Charges: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
Patriot Act:  shall mean as described in Section 5.31(a).
Patriot Act Offense: shall mean as described in Section 5.31(b).
Payment Date: the first (1st) day of each calendar month or, upon Lender's exercise of its right to change the Payment Date in accordance with Section 2.2.4, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter). The first Payment Date hereunder shall be August 1, 2013.
Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers', mechanics' or other similar Liens on the Property provided that any such Lien is bonded or discharged within 60 days after Borrower first receives notice of such Lien, and (v) such other title and survey exceptions as Lender approves in writing in Lender's discretion.
Permitted Indebtedness: shall mean as described in Section 5.22.
Permitted Investments: shall mean any one or more of the following obligations or securities with maturities of not more than three hundred sixty-five (365) days acquired at a purchase price of not greater than par, including those issued by any servicer, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)
obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificate of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(ii)	Federal Housing Administration debentures;
(iii)
obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(iv)
federal funds, unsecured certificates of deposit, time deposits, bankers' acceptances and repurchase agreements with maturities of not more than three hundred sixty-five (365) days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by two (2) of the Rating Agencies (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(v)
fully Federal Deposit Insurance Corporation‑insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)
debt obligations with maturities of not more than three hundred sixty-five (365) days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest long‑term unsecured debt rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(vii)
commercial paper (including both non‑interest‑bearing discount obligations and interest‑bearing obligations payable on demand or on a specified date not more than one (1) year after the date of issuance thereof) with maturities of not more than three hundred sixty-five (365) days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest short‑term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (C) such investments must not be subject to liquidation prior to their maturity;

(viii)
units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) for money market funds; and

(ix)
any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment.
Permitted Transfers: (i) a Lease entered into in accordance with the Loan Documents, (ii) a Permitted Encumbrance, (iii) provided that no Event of Default shall then exist and subject to the requirements in clauses (A)-(E) below and the carryover provisions afterwards, (1) any Transfer among the Borrowers, (2) a Transfer of up to twenty-five percent (25%) of the direct or indirect interest in PMG West 57th Street LLC to employees of PMG pursuant to employee incentive arrangements with no voting or control rights, (3) a Transfer of up to forty-nine percent (49%) of the direct or indirect interests in Sponsor by Sponsor Equity Principal or its wholly owned subsidiaries (excluding holders of publicly traded shares in Sponsor Equity Principal whose transfer rights are contained in clause (4) of this definition) to any Qualified Investor; provided that Sponsor Equity Principal shall at all times retain unilateral control of Sponsor Equity Principal's indirect equity investment entity in Sponsor, (4) a Transfer by Sponsor Equity Representative and any other owner of publicly traded shares in Sponsor Equity Principal; provided that Sponsor Equity Representative or his Immediate Family shall at all times own no less than twenty (20%) of the shares of Sponsor Equity Principal and Sponsor Equity Representative shall at all times be the chairman of the board of directors of Sponsor Equity Principal, (5) a Transfer by Sponsor Investor of one hundred percent (100%) of its direct interests in Sponsor to Sponsor Managing Member pursuant to its Equity Put Right, (6) any Transfer which shall result from Sponsor Investor's right to remove Sponsor Managing Member as the manager of Sponsor and to replace Sponsor Managing Member with an experienced and qualified Replacement Manager (provided that an additional guarantor approved by Lender in accordance with the provisions of this "Permitted Transfer" section shall be provided), or (7) a Transfer of up to 27.5% of the direct or indirect interests in Sponsor to an entity controlled by Arthur Becker, or (iv) provided that no Event of Default shall then exist, a Transfer (but not a pledge, hypothecation or other encumbrance) of a direct or indirect interest in Borrower other than the membership interest held by Sole Member, or a Transfer (but not a pledge, hypothecation or other encumbrance) of a direct or indirect interest in Sole Member, or a Transfer (but not a pledge, hypothecation or other encumbrance) of a direct or indirect interest in Sponsor, to any Person provided that (A) such Transfer shall not (x) cause the transferee (other than Control Principals), together with its Affiliates (other than as set forth in clause (iii)(6) above) to acquire Control of Borrower, Sole Member or Sponsor or (other than with respect to Sponsor Equity Principal or its wholly owned subsidiaries and clause (iii)(5) above) to increase its direct or indirect interest in Borrower, Sole Member or Sponsor to an amount which equals or exceeds fifty percent (50%), (y) (other than with respect to Sponsor Equity Principal or its wholly owned subsidiaries and clause (iii)(5) above) involve a Transfer of more than (when added to all prior Transfers) fifty percent (50%) of the direct or indirect interest in Borrower, Sole Member or Sponsor, or (z) (other than as set forth in clause (6) above) result in Borrower, Sole Member or Sponsor no longer being Controlled by Control Principals, (B) after giving effect to such Transfer, Control Principals shall continue to own at least 15% of all equity interests (direct or indirect) in Borrower, Sole Member and Sponsor and (other than as set forth in clause (6) above) Control Borrower, Sole Member and Sponsor (or at least 7% of such equity interests, in the event of any Permitted Transfer as set forth in clause (7) above), (C) (other than with respect to clause (iii)(4) above in connection with Transfers other than by Sponsor Equity Representative and his Immediate Family) if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower, Sole Member or Sponsor, and such transferee does not own a direct or indirect equity interest in Borrower, Sole Member or Sponsor on the date hereof, to an amount which equals or exceeds ten percent (10%), Lender shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Lender's satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Lender and such other typical underwriting, financial statements and other information reasonably requested by Lender, (D) (other than with respect to clause (iii)(4) above in connection with Transfers other than by Sponsor Equity Representative and his Immediate Family) Borrower shall give Lender notice of such Transfer together with unexecuted drafts of all instruments effecting such Transfer not less than five (5) days prior to the date of such Transfer (provided executed copies of all instruments effecting such Transfer are delivered to Lender concurrently with such Transfer), and (E) the legal and financial structure of Borrower and Sole Member and the single purpose nature and bankruptcy remoteness of Borrower and Sole Member after such Transfer, shall satisfy Lender's then current applicable underwriting criteria and requirements.  For the purposes of this definition, "unilateral control" means the power to direct the management and policies of such Person, directly or indirectly, whether as an officer, director, member, or otherwise through the ownership of voting securities, by contract or otherwise.
Notwithstanding anything to the contrary herein, with respect to any Transfer without Lender consent:

(1)            The Property shall continue to be managed by the Managing Member or by a Replacement Manager; and

(2)            No Transfer shall be made to a Prohibited Person.
If, as a result of any Transfer, Control Principals no longer Control Borrower, it shall also be a condition hereunder that one or more approved replacement guarantors shall execute and deliver an additional guaranty (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof) and an additional environmental indemnity agreement (in the same form as the Environmental Indemnity Agreement delivered to Lender by Guarantor on the date hereof), with such net worth and liquidity covenants as are reasonably satisfactory to Lender, on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the approved additional guarantor(s) agree(s) to be liable under each such Guaranty and Environmental Indemnity Agreement from and after the date of such Permitted Transfer.

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Plan: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
PMG: shall mean Property Markets Group, Inc.
Policies: shall mean as described in Section 7.1.2.
Predevelopment Budget: shall mean the predevelopment attached hereto as Schedule 5.
Principal: $230,000,000.00, less all prepayments and repayments of the principal amount of the Loan from time to time in accordance with the terms and provisions of this Agreement and the other Loan Documents.
Proceeds: shall mean as described in Section 7.2.2.
Prohibited Person: shall mean any Person identified on Government Lists or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.
Project: shall mean the project as described in the Business Plan.
Property: the parcel of real property and leasehold interest, and Improvements thereon, owned or held by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the "Mortgaged Property".
Property Revenue: shall mean as described in Section 3.
Provided Information: shall mean as described in Section 9.1.2.
Qualified Carrier: shall mean as described in Section 7.1.1(n).
Qualified Investor: shall mean any Person (other than a Prohibited Person) with a minimum net worth of $100,000,000 and available liquidity of $10,000,000, or an entity wholly owned and controlled by such Person, subject to satisfactory results from customary searches with respect to such transferee (e.g., credit, judgment, lien, litigation, bankruptcy, criminal and/or watch list searches) as shall be specified by Lender.
Rating Agency: each of S&P, Moody's, and Fitch or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.
Remedial Work:  shall mean as described in Section 5.8.2(b).
Rent Roll:  shall mean as described in Section 4.17.
Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, tax refunds or tax credits (received by Borrower or any direct or indirect owner of Borrower on behalf of the Property) and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
Replacement Manager: means a Person with at least ten (10) years of experience in the development, construction and/or ownership of at least 1,000,000 square feet of residential or hotel condominium projects in Manhattan, subject to Lender's reasonable approval.
Reserves: shall mean as described in Section 3.
Restoration: shall mean as described in Section 7.4.1.
S&P: shall mean Standard & Poor's, a division of The McGraw-Hill Companies.
Second Extension Term: shall mean as described in Section 2.8.
Second Extended Maturity Date: shall mean as described in Section 2.8.
Secondary Market Transaction: shall mean as described in Section 9.1.1.
Securities: shall mean as described in Section 9.1.1.
Securities Act: shall mean as described in Section 9.1.3.
Security Deposit Account: shall mean as described in Section 3.5.
Security Deposit Reserve: shall mean as described in Section 3.5.
Servicer: a servicer selected by Lender to service the Loan.
Significant Casualty: shall mean as described in Section 7.2.2.
Sponsor: 111 West 57th Partners LLC, a Delaware limited liability company.
Sponsor Investor: shall mean 111 West 57th Investment LLC, a Delaware limited liability company.
Sponsor Equity Principal: shall mean AmBase Corporation, a publicly traded corporation and its successors.
Sponsor Equity Representative: shall mean Richard A. Bianco.
Sponsor LLC Agreement: shall mean that certain Amended and Restated Limited Liability Company Agreement of Sponsor, dated as of June 17, 2013, by and between Managing Member and 111 West 57th Investor LLC.
Sole Member: 111 West 57th Street Holdings LLC, a Delaware limited liability company, the sole member of Borrower.
Special Purpose Bankruptcy Remote Entity: shall mean as described in Schedule 4.
Sponsor Managing Member: shall mean 111 West 57th Sponsor LLC.
Springing Recourse Event:  shall mean as described in Section 10.1.
State: the state in which the Property is located.
Stated Maturity Date: July 1, 2014, as the same may be extended pursuant to Section 2.8, and as such date may be changed in accordance with Section 2.2.4.
Steinway Seller: Steinway, Inc., a Delaware corporation.
Tax Reserve: shall mean as described in Section 3.2.
Taxes: all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.
Tenant Consulting Agreement: the agreement between Borrower and Manager, pursuant to which Manager is to assist and represent Borrower in negotiations regarding existing tenants' vacating of the Property.
Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.
Title Insurance Policy: the ALTA mortgagee fee and leasehold title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.
Toxic Mold: shall mean as described in Section 4.22.
Transfer: (i) any sale, conveyance, transfer, lease, assignment, pledge or preferred equity investment, or the entry into any agreement to sell, convey, transfer, pledge, lease or assign, whether by law or otherwise, of, on, in or affecting (w) all or part of the Property (including any legal or beneficial direct or indirect interest therein), (x) any direct or indirect interest in Borrower (including any profit interest), (y) any direct or indirect interest in Sole Member or (z) any direct or indirect interest in Sponsor, or (ii) any change of Control of Borrower, Sole Member or Sponsor. For purposes hereof, (i) a Transfer of an interest in Borrower, Sole Member or Sponsor shall be deemed to include (A) if Borrower, Sole Member or Sponsor or controlling shareholder of Borrower or Sole Member is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation's stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions or any change in the Control of such corporation and (B) if Borrower, Sole Member, Sponsor or controlling shareholder of Borrower, Sole Member or Sponsor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member and (ii) a change of Control of Borrower, Sole Member or Sponsor shall be deemed to have occurred if (A) there is any change in the identity of any individual or entity or any group of individuals or entities who have the right, by virtue of any partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement or any other agreement, with or without taking any formative action, to cause Borrower, Sole Member or Sponsor to take some action or to prevent, restrict or impede Borrower, Sole Member or Sponsor from taking some action which, in either case, Borrower, or Sole Member or Sponsor could take or could refrain from taking were it not for the rights of such individuals or (B) the individual or entity or group of individuals or entities that Control Borrower, Sole Member and Sponsor as described in clause (A) ever cease to own at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower, Sole Member and Sponsor.
TRIA:  shall mean as described in Section 7.1.1(a).
UCC:  the Uniform Commercial Code as in effect in the State or the state in which any of the Clearing Account, the Cash Management Account or the Reserves are located, as the case may be.
UFCA: shall mean as described in Section 10.25.
UFTA: shall mean as described in Section 10.25.
Vacate Agreement: shall mean as defined in the Escrow Agreement.
Welfare Plan:  an employee welfare benefit plan, as defined in Section 3(1) of ERISA.
Zoning Lot Development Agreement: shall mean, collectively, (i) that certain Zoning Lot Development Agreement between Sam Domb and Fee Borrower (as successor in interest to West 57 Associates LLC), dated as of May 5, 2005 and recorded June 14, 2005 as CRFN 2005000342966 in the Office of the City Register of the City of New York, and (ii) that certain Zoning Lot Development and Easement Agreement dated as of June [_], 2013, by and between Fee Lessor Borrower and Fee Lessor Borrower.
1.2Principles of Construction
. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word "including" means "including but not limited to," and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.
2.            GENERAL LOAN TERMS
2.1The Loan
. Lender is making a loan (the "Loan") to Borrower on the date hereof, in the original Principal amount of $230,000,000.00 (the "Original Loan Amount"), which shall mature on the Stated Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) acquire the Property, (ii) fund certain of the Reserves, (iii) pay transaction costs, and (iv) fund certain pre-development work in accordance with the Initial Budget. No amount repaid in respect of the Loan may be reborrowed.
2.2            Interest; Monthly Payments
.
2.2.1	Generally
. From and after the date hereof, interest on the Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the Principal from the date hereof through and including June 30, 2013. On August 1, 2013 and on each Payment Date thereafter through and including the Maturity Date, Borrower shall pay interest on the Principal which has accrued through the last day of the Interest Period immediately preceding such Payment Date. All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrower shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.
2.2.2	Default Rate
. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt, shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law; provided that the Default Rate shall not apply to the Exit Fee or the Make Whole Premium until such time as the Debt has been accelerated in accordance with the terms and provisions hereof.
2.2.3	Taxes
. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender's income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as "Applicable Taxes"). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor, accompanied by a reasonably detailed statement of the makeup and calculation of the amount demanded.
2.2.4	New Payment Date
.  Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the first day of each month (a "New Payment Date"), on 30 days' written notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly interest payments, except that the first payment of interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall extend the Stated Maturity Date, the First Extended Maturity Date, and the Second Extended Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date, First Extended Maturity Date, and Second Extended Maturity Date, as applicable.
2.3            Loan Repayment
.
2.3.1	Repayment
. Borrower shall repay the entire outstanding Principal of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents.  Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to the Make Whole Premium, the Exit Fee and any other amounts then due and owing under the Loan Documents. If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Make Whole Premium and the Exit Fee applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender's discretion.
2.3.2	Mandatory Prepayments
. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a "Casualty/Condemnation Prepayment"), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Lender's costs and expenses (including reasonable attorneys' fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and if such Casualty/Condemnation Payment is made on any date other than a Payment Date, then such Casualty/Condemnation Payment shall include interest that would have accrued on the Principal prepaid to but not including the next Payment Date. Any such mandatory prepayment under this Section 2.3.2 shall be subject to the Exit Fee and the Make Whole Premium. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.
2.3.3	Optional Prepayments
. Borrower shall have the right to prepay the Principal in full (but not in part) on any Payment Date provided that Borrower gives Lender at least 30 days prior written notice thereof and such prepayment is accompanied by (a) the Make Whole Premium applicable thereto, and (b) the Exit Fee applicable thereto. If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal to but not including the next Payment Date.
2.4Release of Property
. . Lender shall, upon the written request and at the reasonable expense of Borrower (including Borrower's payment of Lender's reasonable out-of-pocket attorneys' fees and expenses), upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, with respect to the Note and Mortgages only, assign to Borrower's designee, the Liens of the Loan Documents if not theretofore released and except with respect to the Note and the Mortgages, if being assigned as aforesaid, Borrower and Guarantor shall be released from their obligations under the Loan Documents.  With respect to any such assignment to Borrower's designee, such assignment shall be without any representation or warranty by and without any recourse against Lender whatsoever, except representations as to (x) the outstanding principal balance of the Loan as of the date of the assignment, (y) that Lender is the holder of the Note and Mortgages and (z) that Lender's interest in the Note or Mortgages is not encumbered (other than encumbrances being released and discharged in full concurrently with such assignment).  Additionally, if the Note or other Loan Documents cannot be found by Lender, Lender shall execute a lost note/document affidavit in form and substance satisfactory to Lender.  Lender shall, upon the written request and at Borrower's sole cost and expense (including Borrower's payment of Lender's reasonable out-of-pocket attorneys' fees and expenses), execute all documents reasonably requested by Borrower to evidence such release of Liens and to provide notices of the same to the tenants, the Cash Management Bank, Clearing Bank and any other applicable third parties as may be reasonably requested by Borrower

2.5            Payments and Computations
.
2.5.1	Making of Payments
.  Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys' fees and court costs.
2.5.2	Computations
. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.
2.5.3	Late Payment Charge
. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due (other than on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the "Late Payment Charge"), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.
2.6            [Intentionally Omitted]
2.7            Fees; Make Whole Premium
.
2.7.1	Origination Fees
. On the date hereof, Borrower shall pay to Lender an origination fee of $2,300,000.00.
2.7.2	Exit Fee
. Upon any repayment or prepayment of Principal or acceleration of the Loan, Borrower shall pay to Lender on the date of such repayment, prepayment or acceleration the Exit Fee applicable thereto. All Exit Fees hereunder shall be deemed to be earned by Lender upon the funding of the Loan.
2.7.3	Make Whole Premium
. Upon any repayment or prepayment of Principal in full (including in connection with an acceleration of the Loan), Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan) the Make Whole Premium applicable thereto. All Make Whole Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.
2.8Extension Option
. Borrower shall have the right, at its option, (i) to extend the Term (the "First Extension Term") from July 1, 2014 until December 31, 2014 (the "First Extended Maturity Date") by giving notice of such extension to Lender at least thirty (30) (but not more than ninety (90)) days prior to the originally scheduled Stated Maturity Date, and (ii) provided that the Borrower's option to extend for the First Extension Term has been properly exercised, to further extend the Term (the "Second Extension Term") from January 1, 2015 until June 30, 2015 (the "Second Extended Maturity Date") by giving notice of such extension to Lender at least thirty (30) (but not more than ninety (90)) days prior to the First Extended Maturity Date. Upon receipt of such request to extend the Term until the First Extended Maturity Date or the Second Extended Maturity Date, as the case may be, Lender will promptly confirm to Borrower in writing whether or not the Term will be so extended, which extension will be granted upon the satisfaction of the following conditions:
(a)
no Event of Default exists at the time such request is made and on the originally scheduled Stated Maturity Date (in the case of a request to extend for the First Extension Term) or the First Extended Maturity Date (in the case of a request to extend for the Second Extension Term);

(b)
Borrower delivers to Lender an Officer's Certificate confirming the accuracy of the information contained in clause (a) above and clause (h) below, at the time such request is made and on the originally scheduled Stated Maturity Date (in the case of a request to extend for the First Extension Term) or the First Extended Maturity Date (in the case of a request to extend for the Second Extension Term);

(c)	Borrower shall pay to Lender on or before the then current Stated Maturity Date, an extension fee in an amount equal to 0.50% of the then Principal;
(d)
on the then current Stated Maturity Date, Borrower shall pay to Lender, after taking into account all amounts then on deposit in the Interest Reserve, (i) an amount equal to all interest which will accrue at the Interest Rate on the then Principal amount during the First Extension Term or the Second Extension Term, as the case may be, which Lender shall deposit in the Interest Reserve and disburse therefrom in accordance with Section 3.1 of this Agreement; and (ii) the amount of all accrued and unpaid interest on the Loan as of the originally scheduled Stated Maturity Date;

(e)
on the then current Stated Maturity Date, Borrower shall pay to Lender an amount equal to all Taxes that Lender estimates will become due and payable during the First Extension Term or the Second Extension Term, as the case may be, which Lender shall deposit in the Tax Reserve and disburse therefrom in accordance with Section 3.2 of this Agreement;

(f)
on the then current Stated Maturity Date, Borrower shall pay to Lender an amount equal to all Insurance Premiums that Lender estimates will become due and payable during the First Extension Term or the Second Extension Term, as the case may be, which Lender shall deposit in the Insurance Reserve and disburse therefrom in accordance with Section 3.3 of this Agreement;

(g)
any and all representations and warranties provided for in any and all of the Loan Documents are true and accurate in all material respects at the time of the delivery of the notice of extension and on the first day of the Extension Term (except for those representations and warranties which no longer can be true due to the passage of time);

(h)	Borrower pays in cash all reasonable costs and expenses, including legal fees, incurred by Lender or otherwise involved in extending the Term;
(i)
at Lender's option, the extension of the Term shall be evidenced by an extension or renewal of or amendment to the Note and/or this Agreement or by the execution of a new note or such other documents as Lender may reasonably request in furtherance of such purpose; and

(j)
no event has occurred which would prevent Borrower from obtaining any necessary landmark or construction entitlements, the absence of which would have a material adverse effect on Borrower's construction of a building substantially similar to the project described in the Business Plan within the time frame described in the Business Plan.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the then current Stated Maturity Date hereunder.
2.9  [Intentionally Omitted]
2.10Receipts under Escrow Agreement
. Borrower shall cause all amounts payable to Borrower or any Affiliate of Borrower pursuant to the Escrow Agreement to be paid directly by Escrow Agent to Lender. Upon receipt of such amounts, Lender shall deposit such amounts in the Cash Management Account and such amounts shall be disbursed from the Cash Management Account in accordance with Section 3.7 hereof. For the avoidance of doubt, this Section 2.10 shall not apply to any amounts payable to a tenant pursuant to a Vacate Agreement.
3.            CASH MANAGEMENT AND RESERVES
. Borrower shall cause all Rents and any other amounts received by Borrower, Sole Member, Guarantor or Key Principals related to the Property ("Property Revenue") to be transmitted directly into an Eligible Account (the "Clearing Account") maintained by Borrower at a bank selected by Borrower, which shall at all times be an Eligible Institution (the "Clearing Bank") as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, all Rents received by Borrower or Manager shall be deposited into the Clearing Account within two (2) Business Day of receipt.  Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an Eligible Account controlled by the Lender pursuant to the Cash Management Agreement at the Cash Management Bank (the "Cash Management Account") and applied and disbursed in accordance with this Agreement. Funds in the Cash Management Account shall be invested at Lender's discretion only in Permitted Investments. Lender will also establish reserves pursuant to the Cash Management Agreement which shall at all times be Eligible Accounts (such reserves are referred to herein as "Reserves"). The Cash Management Account and any Reserve will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.  Subject to Lender's rights and remedies hereunder upon the occurrence and during the continuance of an Event of Default, all interest and earnings on the Clearing Account, Cash Management Account and any Reserve shall be the property of Borrower and credited to the applicable accounts for the purposes such account is maintained.
3.1Interest Reserve
. On the date hereof, Borrower shall deposit into a Reserve (the "Interest Reserve") proceeds of the Loan in an amount equal to $23,319,444.44, for the purpose of funding a reserve fund for the payment of Debt Service during the initial twelve (12) months of the Term. Provided no Default or Event of Default has occurred and is continuing, on each Payment Date, Lender shall cause the disbursement for the account of Borrower of all or so much of the Interest Reserve as may be necessary to pay the amount required to be paid pursuant to Section 3.7(a)(iv) on such Payment Date, provided, however, that in no event shall any disbursement hereunder on any Payment Date exceed an amount equal to the lesser of (y) the amount required to be paid pursuant to Section 3.7(a)(iv) on such Payment Date and (z) the balance then remaining (before such disbursement) in the Interest Reserve on such Payment Date.
3.2Tax Reserve
. On the date hereof, Borrower shall deposit into a Reserve (the "Tax Reserve") proceeds of the Loan in an amount equal to $2,850,000 for the purpose of funding a reserve fund for the payment of Taxes during the initial twelve (12) months of the Term. Provided that no Default or Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax Reserve to payments of Taxes required to be made by Borrower pursuant to Section 5.2, provided that Borrower has promptly supplied Lender with notices of all Taxes due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower's right to contest Taxes in accordance with Section 5.2. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.
3.3Insurance Reserve
. On the date hereof, Borrower shall deposit into a Reserve (the "Insurance Reserve") proceeds of the Loan in an amount equal to $225,000 for the purpose of funding a reserve fund for the payment of Insurance Premiums during the initial twelve (12) months of the Term. Provided that no Default or Event of Default has occurred and is continuing, Lender will (a) apply funds in the Insurance Reserve to payments of Insurance Premiums required to be made by Borrower pursuant to Section 7.1, provided that Borrower has promptly supplied Lender with notices of all Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate insurer or agent, without inquiry into the accuracy of such bill, statement or estimate.
3.4Casualty/Condemnation Reserve
. Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Reserve (the "Casualty/Condemnation Reserve") in accordance with the provisions of Section 7. All amounts in the Casualty/Condemnation Reserve shall disbursed in accordance with the provisions of Section 7.
3.5Security Deposits
. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and at a separately designated account under Borrower's control at the Clearing Bank (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower (such account, the "Security Deposit Account"). After the occurrence and during the continuance of an Event of Default and acceleration of the Loan, Borrower shall, upon Lender's request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Reserve (the "Security Deposit Reserve") subject to the express terms of the Leases. For the avoidance of doubt, for so long as any tenant is entitled to a return of its security deposit in accordance with the terms and provisions of its Lease, such security deposit shall not be collateral for the Debt and shall not be applied by Lender to the Debt during the continuance of an Event of Default. Security deposits held in the Security Deposit Reserve will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender's option, be fully assignable to Lender).
3.6            Available Cash Reserve
.On the date hereof, Borrower shall deposit into a Reserve (the "Available Cash Reserve") proceeds of the Loan in an amount equal to $15,000,000.00, for the purpose of funding a reserve fund for the payment of Approved Operating Expenses, Approved Capital Expenses, and Approved Predevelopment Expenses in accordance with the approved Predevelopment Budget (collectively, "Approved Cash Reserve  Expenses").  With respect to disbursements from the Available Cash Reserve for the purpose of paying Approved Cash Reserve Expenses, provided no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Available Cash Reserve to Borrower within fifteen (15) days after delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $25,000, provided (i) such disbursement is for an Approved Cash Reserve Expense; and (ii) such disbursement is accompanied by (A) an Officer's Certificate certifying (1) that such funds will be used to pay Approved Cash Reserve Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same have not been the subject of a previous disbursement, and (4) that all previous disbursements have been or will be used to pay the previously identified Approved Cash Reserve Expenses, and (B) reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor. With respect to disbursements from the Available Cash Reserve for the purpose of paying Approved Capital Expenses and Approved Predevelopment Expenses, at Lender's option, Lender may require that (i) the performance of the work associated with such Approved Capital Expenses and/or Approved Predevelopment Expenses be verified (by an inspection conducted at Borrower's expense), (ii) that Borrower's requisition therefor be accompanied by (A) lien waivers or other evidence of payment satisfactory to Lender, (B) a title search indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (C) such other evidence as Lender shall reasonably request that the Approved Capital Expenses or Approved Predevelopment Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower, and (iii) that any such disbursement of more than $50,000 to pay (rather than reimburse) Approved Capital Expenses or Approved Predevelopment Expenses shall be made be joint check payable to the Borrower and the payee on such Approved Capital Expenses or Approved Predevelopment Expenses.
3.7            Property Cash Flow Allocation
.
(a)
All Rents and other amounts deposited into the Cash Management Account during the immediately preceding Interest Period shall be applied on each Payment Date to the Reserves as follows in the following order of priority:

(i)
First, in the event the amounts then on deposit in the Tax Reserve are insufficient to pay the Taxes next coming due in accordance with Section 3.2 of this Agreement, then in amount equal to such deficiency shall be paid to the Tax Reserve;

(ii)
Second, in the event the amounts then on deposit in the Insurance Reserve are insufficient to pay the Insurance Premiums next coming due in accordance with Section 3.3 of this Agreement, then in amount equal to such deficiency shall be paid to the Insurance Reserve;

(iii)	Third, to pay the monthly portion of the fees charged by the Cash Management Bank in accordance with the Cash Management Agreement;
(iv)
Fourth, a payment to Lender equal to the interest due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.7(a), then due to Lender under the Loan Documents), but only to the extent such payment is not paid from the Interest Reserve either because (i) the amounts then on deposit in the Interest Reserve are insufficient to pay the same, or (ii) Borrower is not then entitled to a disbursement from the Interest Reserve pursuant to the terms hereof for the purpose of making such payment; and

(v)	Lastly, the balance to the Interest Reserve.
(b)
The failure of Borrower to make all of the payments required under clauses (i) through (iv) of Section 3.7(a) in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments and Borrower is then entitled to a disbursement from the Cash Management Account for the purpose of making such payments, the failure to deposit such funds into the appropriate Reserves shall not constitute an Event of Default.

(c)
Notwithstanding anything to the contrary contained herein or in any other Loan Document, after the occurrence and during the continuance of an Event of Default, Lender may apply all Rents and other amounts deposited into the Cash Management Account or the Reserves and any other proceeds of repayment in such order and in such manner as Lender shall elect in its sole and absolute discretion.

3.8Grant of Security Interest; Application of Funds
.  As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower's right, title and interest in and to all Property Revenue and in and to all payments to or monies held in the Clearing Account, the Cash Management Account and all Reserves created pursuant to this Agreement. Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Property Revenue in its possession prior to the (i) payment of such Property Revenue to Lender or (ii) deposit of such Property Revenue into the Cash Management Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Clearing Account, the Cash Management Account or any Reserve, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC.  Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in the Clearing Account, the Cash Management Account or any Reserve in any order and in any manner as Lender shall elect in Lender's discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. The Cash Management Account and the Reserves shall not constitute trust funds and shall not be commingled with other monies held by Lender. All interest which accrues on the funds in the Clearing Account, the Cash Management Account or any Reserve shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Reserves, if any, shall be promptly disbursed to Borrower.
3.9	Inclusionary Air Rights Reserve
3.10
.  On the date hereof, Borrower shall deposit into a Reserve (the "Inclusionary Air Rights Reserve") proceeds of the Loan in an amount equal to $6,500,000.00, for the purpose of funding a reserve fund for the purchase of Approved Inclusionary Air Rights in accordance with the following requirements; (1) Borrower shall exercise commercially reasonable efforts to enter into an Approved Inclusionary Air Rights Purchase Agreement(s) within one hundred twenty (120) days after the date hereof; (2) if Borrower fails to enter into an Approved Inclusionary Air Rights Purchase Agreement within one hundred twenty (120) days after the date hereof, Borrower shall deposit an additional $1,800,000.00 into the Inclusionary Air Rights Reserve, and Borrower shall continue to exercise commercially reasonable efforts to enter into an Approved Inclusionary Air Rights Purchase Agreement(s); (3) Lender shall release funds from the Inclusionary Air Rights Reserve to pay the costs of acquiring Approved Inclusionary Air Rights in accordance with an Approved Inclusionary Air Rights Purchase Agreement(s), including the cost of obtaining any letters of credit that Borrower is required to provide thereunder; (4) after payment of such costs of acquiring Approved Inclusionary Air Rights, Lender shall release to Borrower the balance of the funds, if any, remaining in the Inclusionary Air Rights Reserve; (5) if the closing under an Approved Inclusionary Air Rights Purchase Agreement fails to occur for any reason, Borrower shall deposit into the Inclusionary Air Rights Reserve any funds previously released from such Reserve to Borrower by Lender with respect to such Approved Inclusionary Air Rights Purchase Agreement; and (6) Borrower shall deposit into the Inclusionary Air Rights Reserve any funds (e.g., deposits) paid to Borrower by the seller under any Approved Inclusionary Air Rights Purchase Agreement.

4.            REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 1 with reference to a specific Section of this Article 4:
4.1Organization; Special Purpose
. Each of Borrower and Sole Member has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and Sole Member is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Each of Borrower and Sole Member have been since the date of formation and at all times thereafter a Special Purpose Bankruptcy Remote Entity.
4.2Proceedings; Enforceability
. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.
4.3No Conflicts
. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower's rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower's performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.
4.4Litigation
. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or to Borrower's knowledge threatened against or affecting Borrower, Sole Member, the Manager or the Property, which, if adversely determined, might result in a Material Adverse Effect.
4.5Agreements
. Borrower is not a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower or the Property, or Borrower's business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.
4.6Title
. Borrower has good, marketable and indefeasible title in fee, or good, marketable and insurable (at regular rates) leasehold title (as applicable), to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid.  All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value of the Property or Borrower's ability to repay the Loan. To Borrower's knowledge, no Condemnation or other proceeding has been commenced or is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. To Borrower's knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. Except as set forth in the Ground Lease, there are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. The survey for the Property delivered to Lender does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments not reflected in the Title Insurance Policy or other municipal searches.  With respect to the Title Insurance Policy, the premium with respect thereto has been paid in full (or will be paid in full with a portion of the proceeds of the Loan.
4.7No Bankruptcy Filing
. Neither Borrower, nor Sole Member, nor Sponsor, nor Guarantor nor Key Principal is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a "Bankruptcy Proceeding"), and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Sole Member, Sponsor, Guarantor or Key Principal.  In addition, neither Borrower nor Sole Member nor any principal nor Affiliate of either has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.
4.8Full and Accurate Disclosure
. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not materially misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Property, to Borrower's knowledge (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of  Borrower and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
4.9Tax Filings
.  To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
4.10No Plan Assets
.  As of the date hereof and throughout the Term (i) Borrower is not and will not be an "employee benefit plan," as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any member of a "controlled group of corporations" (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer pension plan" (within the meaning of Section 3(37)(A) of ERISA).
4.11Compliance
. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to applicable zoning and land use laws, regulations and ordinances), except for any non-compliance which would not reasonably be expected to materially affect the value of the Property as intended to be used by Borrower.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. To Borrower's Knowledge, no legal proceedings are pending or threatened with respect to the zoning of the Property. To Borrower's knowledge, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property, except to the extent provided for in the Zoning Lot Development Agreement. To Borrower's knowledge, all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the current legal use, occupancy and operation of the Property (collectively, the "Licenses"), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.  Lender acknowledges receipt of certain letters from the Landmarks Preservation Commission regarding the potential landmarking of certain portions of the interior of the existing Improvements, identified in Schedule 9 attached hereto.
4.12             [Intentionally Omitted]
4.13Contracts
. There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month's notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower's business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.
4.14Federal Reserve Regulations; Investment Company Act
. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.15Easements; Utilities and Public Access
. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, "Easements"), if any, necessary for the full utilization of the Improvements for their current purposes and intended future use have been obtained and are in full force and effect without default thereunder (other than the Approved Inclusionary Air Rights). The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses, except to the extent any inadequacy in such service would not reasonably be expected to materially affect the value of the Property as intended to be used by Borrower. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.16Physical Condition
. The Property, including all Improvements, systems, and Equipment, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
4.17Leases
. The rent roll attached hereto as Schedule 2 (the "Rent Roll") is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll: (i) to Borrower's knowledge, no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute such a default by the landlord under such Lease; (ii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.5; (iii) Lessee Borrower is the sole owner of the entire lessor's interest in each Lease; (iv) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Lease; and (v) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement; provided Lender agrees to the same with the applicable tenant. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.
4.18Fraudulent Transfer
. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower's total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower's assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
4.19Ownership of Borrower
. The sole managing member of Borrower is Sole Member. 111 West 57th Mezz 1 LLC, a Delaware limited liability company, is the owner of all of the issued and outstanding capital stock of Sole Member, all of which capital stock has been validly issued and fully paid and is nonassessable. The membership interests in Sole Member and the membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 3 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower.
4.20Purchase Options
. Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.
4.21Management Agreement
. The Management Agreement is in full force and effect.  There is no default, breach or violation existing thereunder, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.
4.22Hazardous Substances
. Other than as disclosed in the Environmental Reports (as defined in the Environmental Indemnity Agreement) and to Borrower's knowledge: (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, "Environmental Laws"); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property ("Toxic Mold") or any other substances or materials which are included under or regulated by Environmental Laws (collectively, "Hazardous Substances"); (iii) no Hazardous Substances are, or to Borrower's knowledge, have been (including the period prior to Borrower's acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) to Borrower's knowledge, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no Toxic Mold is on or about the Property which requires remediation; (vi) no underground storage tanks exist on the Property and to Borrower's knowledge, the Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender.
4.23Name; Principal Place of Business
. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1, and Borrower has no other place of business.
4.24Other Debt
. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
4.25            Equity Funding Amount
. As of the date hereof, Borrower has contributed equity to the Property, in the form of cash and/or property, in an amount equal to or greater than the Equity Funding Amount.
4.26            Material Agreements
. With respect to each Material Agreement, Borrower hereby represents that (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no material defaults under any Material Agreement by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Material Agreement, (c) all rents, additional rents and other sums due and payable under the Material Agreements have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppel or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
4.27            Ground Lease
. With respect to the Ground Lease, Borrower hereby represents that (a) the Ground Lease is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to Borrower's knowledge there are no defaults under the Ground Lease by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under the Ground Lease, (c) to Borrower's knowledge all rents, additional rents and other sums due and payable under the Ground Lease have been paid in full, (d) to Borrower's knowledge no party to the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.
4.28            Zoning Lot Development Agreement
. With respect to the Zoning Lot Development Agreement, Borrower hereby represents that (a) the Zoning Lot Development Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under the Zoning Lot Development Agreement by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under the Zoning Lot Development Agreement, (c) all assessments, charges, payments, amounts, sums and other items, due and payable under the Zoning Lot Development Agreement have been paid in full, (d) no party to the Zoning Lot Development Agreement has commenced any action or given or received any notice for the purpose of terminating the Zoning Lot Development Agreement, (e) the representations made in any estoppel or similar document delivered with respect to the Zoning Lot Development Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein, (f) Borrower has not assigned any portion of the Zoning Lot Development Agreement or any of its right, title or interest therein, (g) to Borrower's knowledge, neither Borrower nor Domb has any existing claims, defenses or rights of offset under or with respect to the Zoning Lot Development Agreement.
4.29            Escrow Agreement
4.30            .  Borrower represents and warrants to the Lender that as of the date hereof (i) the Escrow Agreement has not been amended, modified, assigned, terminated or supplemented, (ii) Borrower has not received any notice of default under the provisions of the Escrow Agreement, and (iii) to Borrower's actual knowledge, the Steinway Seller is not in default under the provisions of the Escrow Agreement and there is no condition which, with the giving of notice and/or the lapse of time, would constitute such a default.
All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.22 shall survive for a period of five (5) years after all of the Debt has been repaid by Borrower.
5.              COVENANTS
Until the end of the Term, Borrower hereby covenants and agrees with Lender that:
5.1Existence
. Each of Borrower and Sole Member shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.
5.2Taxes and Other Charges
. Borrower shall pay all Taxes and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid no later than twenty (20) days before they would be delinquent if not paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.2). Notwithstanding the foregoing, Borrower's obligation to directly pay Taxes for which Lender is reserving funds pursuant to Section 3.2 hereof (and to provide evidence of the same) shall be suspended for so long as Borrower complies with the terms and provisions of Section 3.2.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (ii) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (iii) Borrower shall have furnished such security as may be required in the proceeding, or as may reasonably be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties.  Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.
5.3Access to Property
.  Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
5.4            Repairs; Maintenance and Compliance; Alterations
.
5.4.1	Repairs; Maintenance and Compliance
. Borrower shall at all times cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within three (3) Business Days after Borrower first receives notice of any such non-compliance.  Except as provided in the Business Plan, Approved Annual Budget, Initial Budget, Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.
5.4.2	Alterations
. Borrower may, without Lender's consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, and (ii) do not adversely affect Borrower's financial condition or the value of the Property. Borrower shall not perform any Material Alteration without Lender's prior written consent, which consent may be granted or withheld by Lender in its sole and absolute discretion. Lender may (i) as a condition to giving its consent to a Material Alteration, or (ii) as a condition to Borrower's commencement of an Approved Alteration, to the extent that available funds in the Available Cash Reserve are insufficient to pay the cost of such Material Alteration or Approved Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration or such Approved Alteration in an amount equal to one hundred ten (110%) of the cost of such Material Alteration or such Approved Alteration, respectively, as estimated by Lender. Upon substantial completion of such Material Alteration or Approved Alteration, Borrower shall provide evidence satisfactory to Lender that (A) such Material Alteration or Approved Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (B) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such Material Alteration or Approved Alteration have been paid in full and have delivered unconditional releases of lien and (C) all material Licenses necessary for the use, operation and occupancy of such Material Alteration or Approved Alteration have been issued. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.
5.5Performance of Other Agreements
. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.
5.6Cooperate in Legal Proceedings
. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.
5.7Further Assurances
. Borrower shall, at Borrower's sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Sole Member and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.
5.8            Environmental Matters
.
5.8.1	Hazardous Substances
. So long as Borrower owns or is in possession of the Property, Borrower shall (i) keep the Property free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law, but in response to the opinion of a qualified hydrologist, license environmental engineer or other qualified environmental consulting firm engaged by Lender ("Lender's Consultant") that the condition will require Remedial Work (as hereinafter defined) promptly after Borrower becomes aware of same, at Borrower's sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.
5.8.2	Environmental Monitoring
.
(a)
Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at the Property, Borrower shall (i) undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys' fees and disbursements incurred by Lender in connection therewith.

(b)
Without limitation of Section 2 of the Environmental Indemnity Agreement, if any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law ("Remedial Work"), Borrower shall commence all such Remedial Work in accordance with the Environmental Indemnity Agreement and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law. All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including Lender's reasonable attorneys' fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower's expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender's Consultant and any loss or damage that may result from Borrower's failure to prevail in such  contest.

(c)	Borrower shall not install or permit to be installed on the Property any underground storage tank.
5.9	Title to the Property
.  Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.
5.10	Leases
. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. Borrower shall not enter into a Lease, or a renewal or extension of an existing Lease, or a modification or amendment of an existing Lease (other than modifications or amendments intended to facilitate the vacating of the Property by all existing tenants in accordance with the Business Plan, which shall not require Lender's consent), without the prior written consent of Lender, which consent Lender may grant or withhold in its sole and absolute discretion. Borrower shall not enter into any instrument, contract or agreement (whether written or oral) pursuant to which Borrower agrees that any tenant of the Property may retain occupancy of all or any portion of the Property without the prior written consent of Lender, which consent Lender may grant or withhold in its sole and absolute discretion. Notwithstanding the foregoing, Borrower in its sole discretion shall diligently and in good faith use all commercially reasonably efforts in compliance with all Legal Requirements to cause all tenants to vacate the Property, whether pursuant to Vacate Agreements, Lease cancellations, terminations or surrenders, or otherwise, in accordance with the Business Plan.

5.10.1	Additional Covenants with respect to Leases
. Borrower (i) shall promptly send copies to Lender of all notices of default (beyond all applicable notice and/or cure periods) that Borrower shall send or receive under any Lease; (ii) shall not collect any of the Rents more than one month in advance (other than security deposits); and (iii) shall not execute any other assignment of lessor's interest in the Leases or the Rents.
5.11	Estoppel Statement
. After request by Lender, not to be made more than once, in any six (6) month period of time, Borrower shall within ten days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the Principal, (ii) the Interest Rate for the immediately prior Interest Period, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
5.12	Property Management
.
5.12.1	Management Agreement
. Borrower shall (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Without Lender's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default has occurred and is continuing), Borrower shall not (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement; or (e) suffer or permit the occurrence and continuance of a default under the Management Agreement (or any successor management agreement.
5.12.2            Termination of Manager
. If (i) an Event of Default shall be continuing, or (ii) Manager is in default under the Management Agreement beyond any applicable notice and/or cure periods, or (iii) upon the gross negligence, malfeasance or willful misconduct of the Manager, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Lender in Lender's sole discretion on terms and conditions satisfactory to Lender. Borrower's failure to appoint an acceptable manager within thirty (30) days after Lender's request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender's consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Lender.
5.13	Special Purpose Bankruptcy Remote Entity
. Each of Borrower and Sole Member has at all times since their formation and at all times thereafter and shall at all times be a Special Purpose Bankruptcy Remote Entity. Neither Borrower nor Sole Member shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.
5.14	Vacate Agreements; Escrow Agreements
. Borrower shall promptly provide Lender with copies of all executed Vacate Agreements and any modifications or terminations thereof, and all draw requests and notices given or received by Borrower under the Escrow Agreement.
5.15	Change in Business or Operation of Property
. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as it is currently being operated or terminate such business for any reason whatsoever.
5.16	Debt Cancellation
.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business, or otherwise pursuant to a Vacate Agreement entered into in accordance with the Escrow Agreement.
5.17	Affiliate Transactions
. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's‑length transaction with an unrelated third party.
5.18	Zoning
. Except as expressly set forth in the Business Plan and the Predevelopment Budget, Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
5.19	No Joint Assessment
. Except as expressly set forth in the Business Plan and the Predevelopment Budget, Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
5.20	Principal Place of Business
. Borrower shall not change its principal place of business or chief executive office without first giving Lender thirty (30) days' prior notice.
5.21	Change of Name, Identity or Form
. Borrower shall not change its name, identity (including its trade name or names) or Borrower's corporate, partnership or other corporate form without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower's corporate form, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
5.22	Indebtedness
. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt, (ii) any unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property that (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of $250,000 and (C) are paid within sixty (60) days of the date incurred, and (iii) any letter of credit under any Approved Inclusionary Air Rights Purchase Agreement (collectively, "Permitted Indebtedness").
5.23	Licenses
. Borrower shall not Transfer any License required for the operation of the Property.
5.24	Compliance with Restrictive Covenants, Etc
. Except as expressly set forth in the Business Plan and the Predevelopment Budget, Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender's prior written consent, which consent may be granted or denied in Lender's sole discretion.
5.25	ERISA
.
(1)            Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(2)            Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, any Plan or permit the assets of Borrower to become "plan assets," whether by operation of law or under regulations promulgated under ERISA.
(3)            Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101.
5.26Prohibited Transfers
. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer.
5.27Liens
. Without Lender's prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower or Sole Member, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after the earlier of (i) Borrower first receives notice of such Lien or (ii) the date the lien is filed.
5.28Dissolution
. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.
5.29Expenses
. Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender or Servicer in connection with (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower (except as otherwise expressly set forth in the last sentence of Section 9.2 of this Agreement); (ii) Borrower's and Lender's ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals purchased or delivered at or prior to Closing (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, costs of appraisals, environmental reports and Lender's Consultant, surveys and engineering reports); (vi) the creation, perfection or protection of Lender's Liens in the Property, the Clearing Account, the Cash Management Account and the Reserves; (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; and (viii)  enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property, or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Cash Management Account, with notice thereof to Borrower.  The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
5.30            Indemnity
.
5.30.1	General Indemnity
.  Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an "Indemnified Party"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the "Indemnified Liabilities") in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) any claims, actions, lawsuits or other litigation made or initiated by any lessee or sublessee of any portion of the Property or any Person acting through or under any lessee or sublessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
5.30.2	[Intentionally Omitted]
5.31            Patriot Act Compliance
.
(a)
Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower's compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b)
Neither Borrower nor any partner in Borrower or member of such partner nor any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term "Patriot Act Offense" means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. "Patriot Act Offense" also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term "Government Lists" means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control ("OFAC"), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in "Government Lists", or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in "Government Lists".

5.32            Control Principals
. Control Principals shall each devote a substantial portion of their business time towards the satisfaction and implementation of the covenant set forth in Section 5.38 hereof. This shall include, without limitation, participation in substantially all weekly budget meetings and active oversight and active involvement in the satisfaction and implementation of the covenant set forth in Section 5.38 hereof.
5.33            [Intentionally Omitted]
5.34            Material Agreements
. Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Material Agreements of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Material Agreement; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (v) cause the Property to be operated in accordance with the Material Agreements; and (vi) not, without the prior written consent of Lender, (A) enter into any Material Agreement or execute modifications or amendments to any existing Material Agreement, (B) surrender, terminate or cancel the Material Agreements, (C) reduce or consent to the reduction of the term of the Material Agreements, (D) increase or consent to the increase of the amount of any charges under the Material Agreements, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements, or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.
5.35            Ground Lease
. Without limitation of the other provisions herein, Borrower makes the following covenants with respect to the Ground Lease:
(a)
Borrower shall not, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing; provided, however, without limiting the terms and provisions of this Agreement and the other Loan Documents, Borrower shall be permitted to waive compliance with the covenants set forth in the Ground Lease, including, without limitation, the covenant of Fee Lessee Borrower to pay Fee Lessor Borrower rent and other charges payable under the Ground Lease.

(b)
Notwithstanding anything contained herein or in the Ground Lease to the contrary, (i) Fee Lessee Borrower shall not, without prior written consent of Lender, which Lender may grant or withhold in its sole and absolute discretion, sublet, assign or transfer any portion of the leasehold estate created by the Ground Lease; and (ii) no Borrower shall, without prior written consent of Lender, which Lender may grant or withhold in its sole and absolute discretion, exercise any rights or remedies under the Ground Lease during the term of the Loan, including, without limitation, rights of first refusal, rights of first offer and purchase options.

5.36            Distributions
. Except as otherwise specifically provided in this Agreement, Borrower shall not make any Distributions of any kind to its direct or indirect owners, managers, members, principals, directors or Affiliates.
5.37            Predevelopment Budget
. In addition to any other rights of Lender hereunder, any material change to the Predevelopment Budget or the Business Plan shall require the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.
5.38            Business Plan
. From and after the date hereof, Borrower shall (and Borrower shall cause Sole Member, Guarantor, Sponsor and Key Principal to) use commercially reasonable efforts to implement the Business Plan and keep Lender reasonably informed of Borrower's progress in implementing the Business Plan, including, without limitation, not taking any action or making any representation or request to the Landmark Commission that is materially inconsistent with what is provided in the Business Plan.
5.39            Escrow Agreement
5.40            .  Borrower shall deliver to Lender a copy of any written notice given by or to Borrower pursuant to the Escrow Agreement concurrently with the giving of such notice or information, including, without limitation, a copy of any monthly statements provided by Escrow Agent.  Borrower further agrees to notify Lender of each disbursement under the Escrow Agreement.  Borrower shall not change, amend, modify, cancel, surrender, supplement, alter or terminate the Escrow Agreement without the Lender's prior written consent in each instance, which approval may be given or denied by the Lender in its sole discretion.  Borrower shall be permitted to withdraw funds under the Escrow Agreement in its sole discretion in connection with any Vacate Agreement.
5.40	Zoning Lot Development Agreement
5.41            . Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Zoning Lot Development Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Zoning Lot Development Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Zoning Lot Development Agreement; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Zoning Lot Development Agreement in a commercially reasonable manner; (v) cause the Property to be operated in accordance with the Zoning Lot Development Agreement; and (vi) not, without the prior written consent of Lender, (A) execute modifications or amendments to any existing Zoning Lot Development Agreement, (B) surrender, terminate or cancel the Zoning Lot Development Agreement, (C) reduce or consent to the reduction of the term of the Zoning Lot Development Agreement, (D) increase or consent to the increase of the amount of any charges under the Zoning Lot Development Agreement, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Zoning Lot Development Agreement, or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Zoning Lot Development Agreement.
5.41          Post-Closing Deferred Maintenance.  Borrower shall use commercially reasonable efforts to complete within sixty (60) days after the date of this Agreement the items of deferred maintenance identified on Schedule 10 attached hereto ("Post-Closing Deferred Maintenance Obligations").  If Borrower is unable to complete the Post-Closing Deferred Maintenance Obligations within such sixty (60) day period, and provided that Borrower has diligently exercised commercially reasonable efforts to complete the Post-Closing Deferred Maintenance Obligations during such sixty (60) day period, Lender shall allow Borrower an additional period of sixty (60) days to complete the Post-Closing Deferred Maintenance Obligations, during which additional period Borrower shall continue to use commercially reasonable efforts to complete the Post-Closing Deferred Maintenance Obligations.
5.42          Post-Closing Environmental Review.  Within forty-five (45) days after the date of this Agreement, Borrower shall obtain a Phase II environmental report on the Property ("Phase II Report"), reasonably satisfactory to Lender, in accordance with the recommendations contained in those certain "desk review" letters attached hereto as Exhibit A.  Borrower and Lender shall reasonably agree upon a schedule for Borrower's completion of the remediation work and other actions recommended in the Phase II Report ("Phase II Remediation Work"); such schedule shall allow Borrower to complete any Phase II Remediation Work included in Borrower's predevelopment scope of work ("Predevelopment Phase II Remediation Work") within the time frame for such work provided in Borrower's predevelopment schedule (except to the extent that an accelerated schedule for such work may be necessary to avoid a Material Adverse Effect on the Property or a loss of priority of the Lender's mortgage lien on the Property).  Borrower shall diligently pursue and promptly complete all Phase II Remediation Work (other than Predevelopment Phase II Remediation Work, which shall be governed by the preceding sentence of this Section 5.42).  Funds in the Available Cash Reserve may not be used to pay the cost of the Phase II Report or any Phase II Remediation Work, except to the extent such amounts are included in the Predevelopment Budget.
6.              NOTICES AND REPORTING
6.1Notices
. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a "Notice") shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):
If to Lender:                                  Annaly CRE LLC
1211 Avenue of the Americas
Suite 2902
New York, New York 10036
Attention: Head of Legal and Structuring
Telecopier: 646-490-2213

With a copy to:                                  Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Philip Rosen, Esq.
and David Herman, Esq.
Telecopier: (212) 310-8007

If to Borrower:                                  c/o JDS Development Group
104 Fifth Avenue, 9th Floor
New York, New York 10011
Attention: Michael Stern
Telecopier: (516) - 355 – 6295

c/o PMG West 57th Street LLC
5 East 17th Street, 2nd Floor
New York, New York 10003
Attention: Kevin Maloney
Telecopier: (212) 610-2856

111 West 57th Investment LLC
c/o AmBase Capital
100 Putnam Green, 3rd Floor
Greenwich, CT 06830
Attention: Richard Bianco

With a copy to:                                  Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Douglas B. Heitner, Esq.
Telecopier: (212) 500-3554

Wilkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven D. Klein, Esq.
Telecopier: (212) 728-9221

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission.
6.2Borrower Notices and Deliveries
.  Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened which are reasonably likely to result in a Material Adverse Effect; (ii) the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Sole Member, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender.
6.3            Financial Reporting
.
6.3.1	Bookkeeping
. Borrower shall keep on a calendar year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower.  Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire.  After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.
6.3.2	Annual Reports
. Borrower shall furnish to Lender annually, within one hundred twenty (120) days after each calendar year, a complete copy of Borrower's unaudited annual financial statements, each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property. Each such statement (x) shall be in form and substance satisfactory to Lender, (y) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year and (z) shall be accompanied by an Officer's Certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.
6.3.3	Monthly/Quarterly Reports
. Borrower shall furnish to Lender within fifteen (15) days after the end of each calendar month or calendar quarter (as indicated below) the following items: (i) monthly and year-to-date operating statements, all in form satisfactory to Lender; (ii) a balance sheet for such calendar month and calendar quarter; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property; (iv) a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder detailing all accounts payable and how long they have been outstanding; (v) an aged receivables report, and (vii) rent rolls identifying the leased premises, names of all tenants, units leased and monthly rental and all other charges payable under each Lease and a delinquency report for the Property. Each such statement shall be accompanied by an Officer's Certificate certifying (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.
6.3.4	Other Reports
. Borrower shall furnish to Lender, within ten Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Sole Member or Manager as may be reasonably requested by Lender.
6.3.5	Annual Budget
. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender by November 30th of each year during the Term, for approval by Lender, a proposed pro forma budget for the Property for the succeeding calendar year (the "Annual Budget", and each Annual Budget approved by Lender is referred to herein as the "Approved Annual Budget")), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of the Borrower's anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Lender, such operating expense budget shall be referred to herein as the "Approved Operating Budget"), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved by Lender, such Capital Expense budget shall be referred to herein as the "Approved Capital Budget"). Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any non-discretionary expenses)). Any amendment, modification or change to the Initial Approved Annual Budget or any Approved Annual Budget shall require the prior approval of Lender, which Lender shall not unreasonably withhold, condition or delay.
6.3.6	Development Consultant.
(a)
Borrower acknowledges that Lender may retain from time to time a Development Consultant at the sole expense of Borrower, to act as a consultant and only as a consultant to Lender in connection with the predevelopment, development and construction of the Project. Without limitation of the foregoing, the Development Consultant shall advise Lender in connection with all approvals requested of Lender under this Agreement, any general contract, any architect agreement and any engineer agreement. In addition the Development Consultant shall have the right to inspect, examine and test the predevelopment, development and construction of the Project at Borrower's expense. In connection with any such examination, inspection or test (x) the Development Consultant shall have the right to question any general contractor, the Property Manager, any architect, any engineer and their respective employees concerning such predevelopment, development and construction, and (y) Borrower, any general contractor, Manager, any architect and any engineer shall make available to the Development Consultant such facilities and office or other working space as may be reasonably requested. The Development Consultant shall have the right to attend any meetings of Borrower's, any general contractor's, any architect's, Manager's and/or any engineer's team. Borrower, any general contractor, any architect and any engineer will meet with the Development Consultant at such times as the Development Consultant may reasonably request and will promptly provide the Development Consultant with such information as the Development Consultant may reasonably request. If a Development Consultant is retained, such Development Consultant shall be furnished with copies of all information, reports, documents, notices and other materials required to be provided to Lender pursuant to this Agreement, at the same time furnished to Lender, or required to be provided to Borrower under any general contract, any architect agreement or any engineer agreement. Borrower shall reimburse Lender for the fees of, and reimbursements to, the Development Consultant within five (5) days following Lender's request therefor, provided that Borrower shall not be obligated to reimburse Lender for any fees (as opposed to reimbursements for out-of-pocket costs and expense) of the Development Consultant that exceed $20,000 per month.

(b)
Borrower acknowledges that (i) the Development Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (ii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement with respect to the predevelopment, development and construction of the Project in accordance with the Business Plan and the Predevelopment Budget and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement with respect to predevelopment, development and construction of the Project in accordance with the Business Plan and the Predevelopment Budget, and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement with respect to the predevelopment, development and construction of the Project in accordance with the Business Plan and the Predevelopment Budget, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Development Consultant with respect thereto, (iii) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Development Consultant to Lender or any other person or party, and (iv) Lender reserves the right to replace the Development Consultant with another inspecting engineer or other appropriate Person at any time and without prior notice to or approval by Borrower.

7.	INSURANCE; CASUALTY; AND CONDEMNATION
7.1            Insurance
.
7.1.1	Coverage
. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:
(a)
Property insurance insuring against loss or damage customarily included under so called "all risk" or "special form" policies including windstorm (including named windstorm) and, if required by Lender, flood (including seepage and sewer backup) and/or earthquake (including all sorts of earth movement) coverage and terrorism coverage (defined as certified and non-certified in the Terrorism Risk Insurance Act of November 26, 2002 ("TRIA"), unless TRIA is no longer in effect in which case stand alone terrorism insurance must be provided, subject to subsection (n) below and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction.  Such insurance policy shall also include ordinance and law insurance covering (i) loss to the undamaged portion of the property that is required to be demolished, (ii) the cost to demolish and clear the site of undamaged property, and (iii) the increased cost of construction to rebuild, in accordance with building codes and regulations in excess of the cost to rebuild with same materials and specifications as existed prior to the loss or damage in amounts satisfactory to Lender.  Such insurance policy shall (I) be in an amount equal to 100% of the then current replacement cost of the Improvements without deduction for physical depreciation, (II) have deductibles no greater than $10,000 per occurrence, (III) be paid annually in advance (IV) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement waiving coinsurance, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis (V) cover soft costs including, but not limited to, real estate taxes, interest on the Loan, fees and other recurring expenses and (VI) include a standard joint loss agreement. Lender shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b)
Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone "A" & "V" Special Hazard Flood Area, or such other Special Hazard Flood Area if Lender so requires in its sole discretion.  Such policy shall (i) be in an amount equal to the maximum available through the National Flood Insurance Program plus any additional limits the Lender may require and (ii) have a maximum permissible deductible of $25,000.

(c)
Commercial General Liability insurance naming Lender as Additional Insured, including coverage for terrorism, utilizing the Insurance Services Organization form No. CG0001 or its equivalent. Such policy(ies) shall have no deductible or self insured retention and (i) be written on an occurrence form; (ii) maintain limits of liability of (A) $1,000,000 bodily injury and property damage, (B) $2,000,000 general aggregate per location, (C) $2,000,000 products and completed operations and in the aggregate (D) $1,000,000 personal and advertising injury and in the aggregate, (E) liquor law liability if applicable to operations of Borrower in amounts satisfactory to Lender (F) garage liability if applicable to operations of Borrower in amounts satisfactory to Lender, (G) garage keeper's legal liability, including per vehicle limit if applicable to operations of Borrower in amounts satisfactory to Lender, (H) innkeeper's legal liability if applicable to operations of Borrower in amounts satisfactory to Lender, (I) $1,000,000 employers, Stop Gap liability if the property is located in North Dakota, Ohio, Washington, West Virginia or Wyoming (if applicable to operations of Borrower); (iii) include contractual liability covering the indemnity of this Loan, to the extent it applies to the coverage provided in this policy; (iv) not maintain any deductible, without written permission of the Lender; (v) provide XCU coverage with regard to construction projects; (vi) include three (3) years extended completed operations coverage after completion of any construction project; (vii) include Knowledge of Accident endorsement acknowledging that notice of a claim or an incident that may lead to a claim is not considered notice to the insured unless an executive officer has notice of such claim or incident; and (viii) name Lender as an additional insured on a primary basis to any other insurance that may be maintained by the Lender.

(d)	Automobile Insurance which shall cover all owned, hired or leased vehicles and include non-owned and hired car coverage in amounts satisfactory to Lender.
(e)
Umbrella Liability Insurance naming Lender as Additional Insured, including coverage for terrorism, which shall (i) include all the terms required in Section 7.1.1(c) of this Agreement; (ii) include limits of liability of $50,000,000, or as otherwise specified by the Lender; (iii) be excess of, and at least following form of the primary commercial general liability, employers liability and automobile liability policies and; (iv) follow form of aggregate limits of the commercial general liability.

(f)
"All Risk" or Special Form" business income insurance including rental value and extra expense which shall (i) name Lender as "Lender Loss Payee"; (ii) be in an amount equal to one hundred percent (100%) of the projected business income (including Rents) from the Property during the period of restoration; (iii) contain an unlimited indemnity period during the period that it takes to repair, restore and/or rebuild the damaged property and (iv) contain an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired and restored the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty-six (36) months from the date that the Property is repaired and restored and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; such insurance shall contain all of the same provisions of Sections 7.1.1(a), (b) and (g).  The amount of such insurance shall be increased from time to time (but not less than annually) during the Term as and when the estimated or actual Rents (or business income) increase(s).

(g)
Boiler and Machinery "all risk" policy, utilizing the standard "comprehensive" policy form, or its equivalent, covering, but not limited to, steam boilers, pipes, turbines engines miscellaneous electrical apparatus, elevators, escalators, machinery, air conditioning equipment and other pressure vessels.  Such policy (or policies) shall (i) include all the terms required in Sections 7.1.1(a) and (g) of this Agreement; (ii) include replacement cost coverage on a new for old basis; (iii) include insurance limits in an amount no less than the greater of (a) $25,000,000, or (b) 25% of the 100% replacement value of the building erected on the Property; (iv) include a property damage deductible not greater than $10,000 for property damage and a twenty four (24) hour waiting period for business income and extra expense.

(h)	Worker's Compensation statutory coverage including employer's liability insurance limits or no less than $1,000,000/$1,000,000/$1,000,000.
(i)
At all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property coverage form does not otherwise apply, (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) procure Builders Risk coverage if not covered in the insurance provided for in subsection 7.1.1(a) and (f) above which policies shall (i) be written on a completed value form, covering 100% of the total costs of construction, including but not limited to hard costs, soft costs, property in-transit, property on/off site, as well as coverage for any existing structure consistent with the requirements set forth in Section 7.1.1(a); (ii) include all the terms required in Sections 7.1.1, 7.1.2, 7.1.3 of this Agreement; (iii) include foundations, excavations, underground machinery or equipment, retaining walls, and all paved surfaces; (iv) maintain sub-limits for each of the perils of Flood and Earthquake to be the greater of (a) $10,000,000, (b) 25% of the 100% replacement value of the project, or (c) the amount otherwise specified by Lender; (v) allow for unrestricted permission to occupy as Lender may request, in form and substance acceptable to Lender and (vi) shall contain an agreed amount endorsement waving coinsurance. Builder's Risk insurance will be in form and substance as approved by Lender.

(j)
Upon request, Environmental Liability for the sole benefit of the Lender (if applicable).  Such policy shall; (i) respond in the event of a "pollution incident" (as defined in the policy to the reasonable satisfaction of Lender) and a default of the Borrower as defined in the Loan Agreement; (ii) maintain limits of $5,000,000 per occurrence and $10,000,000 annual aggregate or greater limits satisfactory to Lender, covering existing pollution conditions and pollution conditions emanating from, (a) operations of Borrower, (b) Borrowers contractors or sub-contractors, (c) tenants, or (d) tenant contractors or sub-contractors; (iii) include (a) bodily injury, sickness, disease, mental anguish or shock sustained by any person, or death, (b) property damage, including physical injury to, or destruction of tangible property, including the resulting the loss of use thereof, (c) clean up costs, on or off the Property, (d) the loss of use of tangible property that has not been physically damaged or destroyed, and (e) defense, including costs, charges and expenses incurred in the investigation adjustment or defense of claims for damages.

(k)
Employee Dishonesty (Fidelity Bond).  Such policy shall (i) cover all employees of the Borrower; (ii) maintain limits required by the Lender; and (iii) cover all members of the cooperative board if the project is a cooperative entity.

(l)
Professional Liability insurance (Errors & Omissions), shall be maintained for each architect, engineer and other professionals (as required by Lender).  Such policy shall: (i) maintain limits of $10,000,000, or other limits as satisfactory to Lender, per occurrence, and in the aggregate; (ii) be written on a claims made basis, with a retroactive date no later than the commencement of the professional's effective date of service; (iii) be maintained in full force and effect for a period of three (3) years after the completion of the project; (iv) if policy is terminated, an extended discovery period (tail coverage) shall be purchased for a period of no less than three (3) extended years, specific to this project; and (v) maintain a deductible not to exceed $50,000.

(m)	Such other insurance coverages or amounts of existing insurance requirements as may from time to time be reasonably required by Lender in order to protect its interests.
(n)
Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property and business income (including Rents) insurance Policies (or by separate Policies) against loss or damage by terrorism in an amount equal to 100% of the "Full Replacement Cost" of the Property and following the terms and conditions of Sections 7.1(a) and (f); provided that such coverage is commercially available.  In the event that such coverage with respect to terrorist acts is not included as part of the "all risk" property and business income (including rents) policy required by subsection (a) and (f) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the "Full Replacement Cost" of the Property; provided that such coverage is available. Notwithstanding the foregoing, as long as TRIA is commercially available, the Borrower will be required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage.  Coverage shall be purchased in limits equivalent to the full replacement cost of the Building and Rents as required in this Agreement. Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a "Qualified Carrier") or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2	Policies
.  Unless otherwise approved by Lender in writing in advance of placement, all policies of insurance (the "Policies") required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of "A" or better by S&P, and a rating of A:X or better in the current Best's Insurance Reports; (ii) contain a waiver of subrogation against Lender; (iii) be assigned and the originals thereof delivered to Lender; (iv) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least 30 days' prior written notice of any cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (v) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (vi) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the "Insurance Premiums") as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.3) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least 30 days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate.  Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
7.1.3	Miscellaneous Insurance Provisions
.
(a)
Policy Endorsements: All endorsements of the Policies or attachments to certificates of insurance, shall reflect the terms and conditions of the insurance requirements and administration provisions and shall indicate the effective date, policy number, insurance company, and shall be appropriately executed by authorized representatives of the insurance companies so as to confirm their validity.

(b)
Mortgagee, Loss Payable and/or Additional Insured Provisions: As respects the following policies (i) All property (including but not limited to separate property policies such as flood, terrorism), business income, boiler & machinery and builders risk policies shall name the Borrower as the named insured (except with respect to environmental liability) and shall include a New York State standard mortgagee clause, or its equivalent, which is acceptable to Lender, it's successors and/or assigns as their interests may appear, as mortgagee and loss payee, (ii) the environmental liability policy shall name the Lender and it's successors and/or assigns as their interests may appear, as sole named insured and loss payee; (iii) commercial general liability and umbrella liability policies shall name the Borrower as the named insured, and shall include the Lender and it's successors and/or assigns as their interests may appear, as additional insureds: (iv) employee dishonesty policies shall name the Borrower as named insured and shall include Lender as loss payee.

(c)
Mortgage and/or Additional Insured Clauses: (i) all original or certified copies of the original property, business income, boiler & machinery, builders risk, terrorism, federal flood and employee dishonesty policies shall be provided to the Lender including required Lender and/or additional named insured and/or loss payable clauses, as noted above; (ii) all original or certified copies of the original commercial general liability and umbrella liability policies shall be provided to the Lender including required additional insured endorsements; (iii) original environmental liability policies shall be provided to Lender, written in the name of Lender as named insured; (iv) certificates of Insurance, complying with all terms of this agreement, shall be provided to the Lender with respect to the workers compensation and employee dishonesty policies.

(d)
Certificates of Insurance: Where appropriate, and at the sole discretion of the Lender certificates of insurance satisfactory to Lender may be accepted, in lieu of original or certified original policies.

(e)
Policy Term and Premium Payment: (i) with the exception of the environmental policy (if required), every policy must be written for a term of not less than one year.  An existing policy with fewer than 12 months remaining on its term on the Closing Date may be, at Lender sole discretion, acceptable on a case by case basis; (ii) the environmental policy must be written for a term equal to the lesser of (A) the term of the loan or (B) ten (10) years, and must be paid in full at inception by Borrower; and (iii) Borrower must provide evidence that all policies have been paid in full prior to the Closing Date.

(f)
Blanket Policies: The Borrower may comply with and satisfy the requirements of this insurance section through the use of a blanket or package policy (or policies) of insurance covering the Property and other properties and liabilities of the Borrower, provided that the (i) policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions contained herein; and (ii) property is listed and identifiable in the policy and it contains the required Lender and additional insured clauses, naming Lender specifically to the applicable Property.  In addition, if not shown on the policy itself, a schedule of all values reported for the specific property shall be provided as part of the blanket property policies.

7.2            Casualty
.
7.2.1	Notice; Restoration
.  If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a "Casualty"), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, if the Property is required by any Legal Requirement or any Lease (unless the tenant thereunder has waived in writing (in a form acceptable to Lender) its right to have the Property restored, repaired, replaced or rebuilt) to be restored, repaired, replaced or rebuilt, then Borrower shall, regardless of whether insurance proceeds are available, promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.
7.2.2	Settlement of Proceeds
. If a Casualty covered by any of the Policies (an "Insured Casualty") occurs where (i) the loss does not exceed $500,000, and (ii) Borrower is required to restore, repair, replace or rebuild the Property in accordance with Section 7.2.1, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the "Proceeds"). In the event of an Insured Casualty where (i) the loss equals or exceeds $500,000 (a "Significant Casualty"), or (ii) Borrower is not required to restore, repair, replace or rebuild the Property in accordance with Section 7.2.1 (and Borrower has not previously elected in a writing delivered to Lender to restore, replace or rebuild the Property), Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Reserve and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The actual, out-of-pocket, reasonable expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender's satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.
7.3            Condemnation
.
7.3.1	Notice; Restoration
. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a "Condemnation") and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, if the Property is required by any Legal Requirement or any Lease (unless the tenant thereunder has waived in writing (in a form acceptable to Lender) its right to have the Property restored, repaired, replaced or rebuilt) to be restored, repaired, replaced or rebuilt, then Borrower shall, regardless of whether an Award is available, promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.
7.3.2	Collection of Award
. Lender is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an "Award") and to make any compromise, adjustment or settlement in connection with such Condemnation.  Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Reserve and disburse such Award in accordance with the terms hereof.
7.4            Application of Proceeds or Award
.
7.4.1	Application to Restoration
. If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than $1,000,000.00; (ii) in the reasonable judgment of Lender, the Property can be restored within six (6) months, and prior to six (6) months before the Stated Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt; (iii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iv) no Default or Event of Default shall have occurred and be then continuing; and (v) Borrower is required to restore, repair, replace or rebuild the Property in accordance with Section 7.2.1 (or if Borrower is not required to restore, repair, replace or rebuild the Property in accordance with Section 7.2.1, but Borrower has elected in a writing delivered to Lender to restore, replace or rebuild the Property), then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the "Restoration"), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof.
7.4.2	Application to Debt
. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3. Any such prepayment of the Loan shall be subject to the Exit Fee and to any Make Whole Premium applicable thereto.
7.4.3	Procedure for Application to Restoration
. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Reserve upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender's judgment are required to complete the proposed Restoration, (iv) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender's discretion, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work.  Lender may, at Borrower's expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement.  No payment made prior to the final completion of the Restoration shall exceed 90% of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Any surplus that remains out of the Proceeds or Award held by Lender after payment of such costs of Restoration shall be applied to payment of the Debt.
8.            DEFAULTS
8.1Events of Default
.  An "Event of Default" shall exist with respect to the Loan if any of the following shall occur:
(a)
any portion of the Debt is not paid when due or any other amount under Section 3.7(a)(i) through (iv) is not paid in full on each Payment Date (provided, however, if adequate funds are then available in the Cash Management Account for the purpose of making such payments and Borrower is then entitled pursuant to the terms and provisions hereof to have such funds in the Cash Management Account allocated to the appropriate Reserve for the purpose of making such payments, the failure to so allocate such funds shall not constitute an Event of Default);

(b)
any of the Taxes are not paid when due (provided, however, if adequate funds are then available in the Tax Reserve for the purpose of paying such Taxes and Borrower is then entitled pursuant to the terms and provisions hereof to have such funds in the Tax Reserve used to pay such Taxes, Lender's failure to pay such Taxes from the funds then available in the Tax Reserve shall not constitute an Event of Default), subject to Borrower's right to contest Taxes in accordance with Section 5.2;

(c)
the Policies are not kept in full force and effect (provided, however, if adequate funds are then available in the Insurance Reserve for the purpose of paying the premiums for such Policies and Borrower is then entitled pursuant to the terms and provisions hereof to have such funds in the Insurance Reserve used to pay the premiums for such Policies, Lender's failure to pay the premiums for such Policies from the funds then available in the Insurance Reserve shall not constitute an Event of Default), or are not delivered to Lender upon request;

(d)	a Transfer other than a Permitted Transfer occurs;
(e)
any representation or warranty made by Borrower, Key Principal, Sole Member, Sponsor or Guarantor or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower, Key Principal, Sole Member, Sponsor or Guarantor in connection with any Loan Document, shall be materially false or materially misleading in any material respect as of the date the representation or warranty was made; provided however, if any such breach of a representation or warranty is reasonably susceptible to cure and was not made by Borrower, Key Principal, Sole Member, Sponsor or Guarantor with actual knowledge that such representation or warranty was materially false or materially misleading, such breach shall not be an Event of Default provided that Borrower, Key Principal, Sole Member, Sponsor or Guarantor (A) commences the cure of such breach within (5) Business Days after the earlier of (i) receipt of written notice from Lender of the occurrence of such breach, and (ii) Borrower, Key Principal, Sole Member, Sponsor or Guarantor first obtaining knowledge of such breach, and (B) diligently prosecutes such cure to completion within a reasonable period of time which shall in no event exceed thirty (30) days from the earlier of (1) receipt of such written notice from Lender and (2) Borrower, Key Principal, Sole Member, Sponsor or Guarantor first obtaining knowledge of such breach;

(f)	Borrower, Sole Member or Guarantor shall make an assignment for the benefit of creditors;
(g)
a receiver, liquidator or trustee shall be appointed for Borrower, Sole Member or Guarantor; or Borrower, Sole Member or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Sole Member or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower, Sole Member or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Sole Member or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within 60 days;

(h)	Borrower, Sole Member or Guarantor shall generally not be paying their respective debts as they become due;
(i)
Borrower breaches any covenant contained in Sections 5.10, 5.12.2, 5.13, 5.15, 5.22, 5.25, 5.27, 5.28, or 5.36; provided, however, any such breach of the covenants contained in Section 5.13 shall not be an Event of Default if (i) such violation is not material and has not occurred more than one (1) time, and (ii) such breach is corrected within thirty (30) days of its occurrence and notice thereof has been provided to Lender (including with such notice a description of the remedial action taken by Borrower);

(j)	an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs;
(k)
a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l)
(1) Guarantor shall fail to pay when due the "Guaranteed Obligations" under and as defined in the Guaranty, or (2) Guarantor shall at any time breach any of the covenants set forth in Section 6 of the Guaranty; provided, however, with respect to any breach of the foregoing clause (2), Guarantor shall have the right, within ten (10) days after Guarantor first receiving any notice of, or first becoming aware of, such breach of the foregoing clause (2), (i) to provide an additional guarantor (A) whose Liquidity and Net Worth (in each case as defined in the Guaranty), when added to the Net Worth and Liquidity of Guarantor, cause the covenants set forth in Section 6 of the Guaranty to be satisfied, (B) that is otherwise acceptable to Lender in all respects in its sole and absolute judgment, (C) that executes and delivers such amendments and/or joinder agreements in form and substance acceptable to, and as required by, Lender in its sole and absolute discretion, pursuant to which such additional guarantor becomes a party to the Guaranty, and (D) that executes such additional documents, and provides such information and opinions concerning the authority, background, creditworthiness, experience and reputation of such additional guarantor, in each case as Lender may require, and which are approved by Lender, in its sole and absolute discretion; or (ii) to deliver to Lender an Acceptable Letter of Credit in an amount, which when added to the Net Worth and Liquidity of Guarantor, would cause the covenants set forth in Section 6 of the Guaranty to be satisfied, which Acceptable Letter of Credit (x) shall be pledged to Lender and serve as collateral for the Debt and (y) may be drawn on (in full or in party) by Lender at any time thereafter that (i) there are Guaranteed Obligations that are due and payable under the Guaranty, (ii) such Acceptable Letter of Credit is not renewed (or replaced with another Acceptable Letter of Credit delivered to Lender in accordance with the terms hereof) at least forty-five (45) days prior to the expiry date thereof or (iii) an Event of Default has occurred and is continuing; provided, however, the Acceptable Letter of Credit supplied by the Guarantor to Lender shall only be drawn upon in the event that the Guaranteed Obligations are triggered and such funds and collateral shall only be used to pay such obligations.

(m)
a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days; or

(n)	any breach by Borrower of Section 2.10.
8.2            Remedies
.
8.2.1	Acceleration
. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in paragraph (f), (g) or (h) of Section 8.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, the Make Whole Premium, Exit Fees and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f), (g) or (h) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, the Make Whole Premium, Exit Fees and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.
8.2.2	Remedies Cumulative
. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default has occurred and is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.  To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.
8.2.3	Severance
. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead, upon the occurrence and during the continuance of an Event of Default, to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.
8.2.4	Delay
. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Clearing Account, the Cash Management Account, the Reserves or any other collateral.
8.2.5	Lender's Right to Perform
. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Lender's right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
9.            SPECIAL PROVISIONS
9.1            Sale of Note and Secondary Market Transaction
.
9.1.1	General; Borrower Cooperation
.  Lender shall have the right at any time and from time to time without the consent of, or notice to, Borrower, Guarantor, Sponsor or Key Principals: (i) to sell, assign or otherwise transfer the Loan or any portion thereof or the Loan Documents or any interest therein to one or more investors (other than to a Competitor, prior to any Event of Default), (ii) to sell participation interests in the Loan to one or more investors (other than to a Competitor, prior to any Event of Default), or (iii) (a) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities (the "Securities") or (b) to create a collateralized debt obligation ("CDO") secured by or evidencing ownership interests in the Note and the Mortgage (each such sale, assignment, participation, CDO and/or securitization is referred to herein as a "Secondary Market Transaction").
9.1.2	Provided Information
. In connection with any Secondary Market Transaction, Borrower shall, at Lender's expense, use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace in connection with any such Secondary Market Transactions, including: (a) to (i) to provide such financial and other information with respect to the Property, Borrower, Guarantor, Manager and any tenants of the Property, (ii)  provide business plans and budgets relating to the Property and (iii)  perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested from time to time by Lender or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Lender pursuant to this paragraph (a) being called the "Provided Information"), together, if customary, with appropriate verification of and/or consents to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender; (b) at Lender's expense, cause counsel to render opinions customary in securitization transactions with respect to the Property, Borrower, or Guarantor, which counsel and opinions shall be reasonably satisfactory to Lender; (c) make such representations and warranties as of the closing date of any Secondary Market Transaction with respect to the Property, Borrower and the Loan Documents as are customarily provided in such transactions and as may be reasonably requested by Lender and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (d) provide current certificates of good standing and qualification with respect to Borrower and Sole Member from appropriate Governmental Authorities; and (e) execute such amendments to the Loan Documents and Borrower's organizational documents, as may be requested by Lender or otherwise to effect a Secondary Market Transaction, provided that nothing contained in this subsection (e) shall result in an adverse economic change to Borrower in the transaction. Lender shall reimburse Borrower for all of Borrower's reasonable and documented actual out-of-pocket costs and expenses incurred by Borrower in cooperating with a Secondary Market Transaction in accordance with this Section 9.2, within five (5) Business Days following Lender's receipt of reasonably detailed invoices therefor. Borrower's and Guarantor's cooperation obligations set forth herein shall continue until the Loan has been paid in full.
9.1.3	Use of Information
. Borrower understands that all or any portion of the Provided Information may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a "Disclosure Document") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or provided or made available to investors or prospective investors in the Securities and service providers or other parties relating to the Secondary Market Transaction. If the Disclosure Document is required to be revised, Borrower shall cooperate with Lender in updating the Provided Information for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrower, Manager, Sole Member, Guarantor and the Property necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.
9.1.4	Borrower Obligation Regarding Disclosure Documents
. In connection with a Disclosure Document, Borrower shall, if requested by Lender, certify in writing that Borrower has carefully examined those portions of such Disclosure Document pertaining to Borrower, the Property, Manager, Sole Member, Key Principal, Guarantor and the Loan, and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
9.1.5	Rating Surveillance
.  Lender will retain the Rating Agencies to provide rating surveillance services on Securities.
9.1.6	Severance of Loan
. Lender shall have the right (subject to Lender's reimbursement obligations to Borrower set forth in Section 9.1.2 above) at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Mortgage to be split into a first and second mortgage loan, (ii) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the Principal among such components) or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower by a newly formed Special Purpose Bankruptcy Remote Entity (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance the Principal of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the Principal of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. If requested by Lender, Borrower (and Borrower's constituent members, if applicable, and Guarantor) shall execute within two (2) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.
9.2            Expenses
9.2.1            . Lender shall reimburse Borrower for all costs, expenses, fees (including attorneys' fees), and disbursements incurred in connection with compliance with this Article IX, including, without limitation, lost mortgage recording tax credit from conversion to a mezzanine loan, UCC-9 insurance premiums, etc.).
10.            MISCELLANEOUS
10.1Exculpation
. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as "Borrower's Recourse Liabilities"):
(a)	fraud or intentional misrepresentation by Borrower, Key Principal, Sponsor, Sole Member or Guarantor in connection with obtaining the Loan;
(b)
except in accordance with the Business Plan, physical waste of the Property or any portion thereof, or during the continuance of an Event of Default the removal or disposal of any portion of the Property;

(c)
any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents;

(d)	all Rents of the Property received or collected by or on behalf of the Borrower and not applied in accordance with the provisions of the Loan Documents;
(e)	the making of any assignment of Rents for the benefit of another Person not permitted hereunder;
(f)
misappropriation, misapplication or conversion (including failure to turn over to Lender on demand following an Event of Default) of Rents, tenant security deposits and Rents collected in advance, or of funds held by Borrower for the benefit of another party; the failure to adhere to the Cash Management System; failure to deposit lease termination payments and security deposits in the applicable Reserve as required pursuant to Article 3 hereof;

(g)	a breach of the covenants set forth in Section 5.13, which breach constitutes an Event of Default under Section 8.1(i); or
(h)	willful misconduct or criminal acts of Borrower, Key Principal, Sponsor, Sole Member or Guarantor;
(i)
failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property, to the extent funds are available to pay such charges, unless such charges are the subject of a bona fide dispute which Borrower is contesting the amount or validity thereof, or any other Lien on any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower (in each case other than any Lien which is a Springing Recourse Event set forth below);

(j)
an act of any of the Borrower, Key Principal, Sponsor, Sole Member or Guarantor or Affiliate of any thereof that is found by a court of competent jurisdiction to have been taken in bad faith and with the intent to hinder, delay or interfere with Lender's enforcement of its rights hereunder or under any other Loan Document or the realization of the collateral, including the assertion by any of the Borrower, Key Principal, Sponsor, Sole Member or Guarantor of any bad faith or frivolous defenses or counterclaims, unless Borrower, Key Principal, Sponsor, Sole Member or Guarantor, as the case may be, is the prevailing party in the action in which such defense or counterclaim is asserted; or

(k)	a breach of any of the covenants set forth in Section 5.42.
(l)
Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender's agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a "Springing Recourse Event"):

(i)            an Event of Default described in Section 8.1(d) shall have occurred;
(ii)
the occurrence of any condition or event described in either Section 8.1(f) or Section 8.1(g), provided with respect to such condition or event described in Section 8.1(g), either Borrower, Key Principal, Sponsor, Sole Member, Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Sponsor, Sole Member or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event; or

(iii)	Borrower creates, incurs, assumes, permits or suffers to exist any financing Lien other than in connection with the Permitted Encumbrances.
10.2Brokers and Financial Advisors
. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Meridian Capital Group LLC ("Broker") whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys' fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
10.3Retention of Servicer
. Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Lender shall pay all fees and expenses of the Servicer.
10.4Survival
. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower's covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.
10.5Lender's Discretion
. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender's discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
10.6            Governing Law
.
(a)
THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE, AT LENDER'S ELECTION, INSTITUTED IN ANY FEDERAL OR STATE COURT IN (I) NEW YORK COUNTY, NEW YORK, (II) THE STATE OF DOMICILE OF THE BORROWER OR (III) THE STATE OF DOMICILE OF THE GUARANTOR AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION AT 111 EIGHTH AVENUE, 13th FLOOR, NEW YORK, NEW YORK 10011, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

10.7Modification, Waiver in Writing
. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.
10.8Trial by Jury
. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
10.9Headings/Exhibits
. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.
10.10Severability
. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.11Preferences
. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.
10.12Waiver of Notice
. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.
10.13Remedies of Borrower
. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower's sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower's behalf. Lender acknowledges that Borrower will expend significant time and sums of money in connection with the efforts to achieve the proposed development of the Property, and as such, Lender acknowledges that delay in the decision of any action brought by Borrower hereunder would be detrimental to Borrower and the Development of the Project and Lender hereby agrees that any action brought by Borrower or its affiliates against Lender for specific performance or otherwise to enforce the obligations of Lender hereunder may be resolved on an expedited basis, and Lender agrees that any such action may be determined based on a pre-answer motion made by order to show cause and/or pre-answer appearance.
10.14Prior Agreements
. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
10.15Offsets, Counterclaims and Defenses
. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender's interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
10.16Publicity
. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any Affiliate of Lender, a Loan purchaser or the Servicer, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower's approval.
10.17No Usury
. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender's exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.  Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
10.18Conflict; Construction of Documents
. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.
10.19No Third Party Beneficiaries
. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
10.20Assignment
. The Loan, the Note, the Loan Documents and/or Lender's rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.
10.21Set-Off
. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
10.22Counterparts
. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
10.23            Waiver of Stay
.  Upon the occurrence of a Bankruptcy Proceeding with respect to the Borrower, relief from the automatic stay arising under section 362 of the Bankruptcy Code shall automatically be granted in favor of the Lender, its successors and/or assigns, and Borrower (a) shall consent to and not contest or oppose any motion made by the Lender for such relief and shall not seek to reinstate the automatic stay pursuant to section 105 or any other provision of the Bankruptcy Code, and (b) acknowledges and agrees that the occurrence or existence of an event of default under any of the Loan Documents shall, in and of itself, constitute "cause" for relief from the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code.
10.24            Joint and Several
. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
10.25            Contribution
. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Debt constituting a portion of the Loan made to another Borrower hereunder or other Debt incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount (as hereinafter defined) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
10.26            Make Whole Premium
10.27            . Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Make Whole Premium End Date, for any reason whatsoever, whether voluntary, as a result of Lender's acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower agrees that all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Make Whole Premium applicable thereto. Such Make Whole Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.26, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower's obligation to pay a Make Whole Premium; and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Make Whole Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.
[Remainder of Page Intentionally Left Blank;
 Signature Page Follows]

US_ACTIVE:\44281528\10\99980.0025

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the date first set forth above.
BORROWER:
111 WEST 57TH LH LLC, a Delaware limited liability company
By:/s/Michael Stern
Name:Michael Stern
 Title: Authorized Signatory
By:/s/ Kevin Maloney
Name: Kevin Maloney
 Title:Authorized Signatory
111 WEST 57TH FE LLC, a Delaware limited liability company
By:/s/ Michael Stern
Name:Michael Stern
 Title: Authorized Signatory
By: /s/ Kevin Maloney
Name: Kevin Maloney
 Title: Authorized Signatory

LENDER:
ANNALY CRE LLC, a Delaware limited liability company
By:/s/ Robert Restrick
Name: Robert Restrick
 Title: Manging Director

Schedule 1
Exceptions to Representations and Warranties

None

Schedule 1-

Schedule 2
Rent Roll
See Attached

111 WEST 57TH STREET (NY51700)
DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF
Basement 0000	Vacant			0

Ground 0100	Vacant			0

Floor 02 0200	Vacant			0

Floor 03 0300	Vacant			17,350

Floor 04 0400	Vacant			5,419

0405	Vacant			631

0410	Margolin & Pierce, LLP	01-Sep-03	31-Dec-13	2,034		elec			508.50	3.00
	(ny517009)			2,034		escop		182.20		1.07
						esctx		277.91		1.64
						rntoff	8,814.00			52.00

0416	Vacant			2,829

0418	Vacant			3,397

0420	Cheung Kong Graduate	01-Jan-11	29-Feb-16	2,544		elec			694.42	3.28
	School of Business			2,544		escop		246.35		1.16
	(ny517025)					esctx		214.37		1.01
Floor 05						rntoff	9,493.21			44.78
0500

This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

111 WEST 57TH STREET (NY51700)
DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF
Floor 05
0500	Vacant			5,329

0510	National Prinicipals Leadership Institute Inc. (ny517029)	25-Apr-11	31-Mar-14	841		elec esctx mtoff	3,048.41	56.25	227.77	3.25 0.80 43.50
				841

0520	Vacant			4,444

0525	Vacant			6,240

Floor 6 0600	Vacant			16,881

Floor 7 0700	Vacant			17,224

Floor 8 0800	Vacant			17,224

Floor 9 0900	Vacant			9,616

0902	Proquest LLC (ny517026)	18-Jan	31-May-17	5,543		escop esctx mtoff	19,631.46	532.56 472.10		1.15 1.02 42.50

0904	Proquest LLC (ny517026)	18-Jan	31-May-17	2,065 2,065		escop esctx mtoff	7,313.54	198.40 175.88		1.15 1.02 42.50

Floor 10 1000	Vacant			5,642

This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

111 WEST 57TH STREET (NY51700)
DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF
Floor 10
1000
1009	9101M5 Realty LLC	01-Nov-94	31-Dec-19	1,564		elec			391.00	3.00
	(NY517003)			1,564		escop		140.77		1.07
						esctx		175.13		1.34
						rntoff	8,080.67			62.00
											rntoff	01-Nov-14	8,471.67	65.00
1012	9101M5 Realty LLC	01-Jan-90	31-Dec=10	3,323		elec			830.75	3.00
	(my517003)			3,323		escop		297.59		1.07
						esctx		372.08		1.34
						rntoff	17,168.83			62.00
											rntoff	01-Nov-14	17,999.58	65.00
1015	Vacant			1,908
1017	Vacant			1,052

1020	Vacant			2,636

Floor 11				4,426
1101	Vacant

1102	ADEX Medical Staffing	01-Aug-12	31-Jan-14	1,225		elec			331.77	3.25
	LLC (ny517103)			1,225		rntoff	4,500.00			44.08	rntoff	01-Jul-13	4,635.00	45.40

1109	Shukat, Arrow, Hafer &	15-Feb-10	31-Dec-13	219		Mtstg	602.25			33.00
	Weber, LLP (ny517001)			219

1111	Colbert Artists	05-Jul-10	31-Oct-15	1,738		elec			470.71	3.25
	Management Inc.			1,738		escop		167.60		1.16
	(ny517021)					esctx		144.29		1.00
						rntoff	4,924.33			34.00

1120	Shukat, Arrow, Hafer &	01-Sep-84	31-Dec-13	5,334		elec			1,754.08	3.95
	Weber, LLP (ny517001)			5,334		escop		394.86		0.89
						esctx		1,970.45		4.43
						Rntoff	16,881.50			37.98
This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

111 WEST 57TH STREET (NY51700)

DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF
Floor 11
1121	Robert H. Sadowsky, DMD	01-Jun-84	31-Dec-18	948		elec			237.00	3.00
	(ny5170004)			948		escop		84.53		1.07
						esctx		105.02		1.33
						rntoff	4,108.00			52.00
											rntoff	01-Oct-14	4,740.00	60.00
1122	Jung Tai(ny5170002)	01-Sep-94	31-Dec-18	890		Elec			222.50	3.00
				890		esctx		77.27		1.04
						rntoff	4,052.20			54.64
											rntoff	01-Sep-13	4,173.77	56.28
											rntoff	01-Sep-14	4,298.98	57.96
											rntoff	01-Sep-15	4,427.95	59.70
											rntoff	01-Sep-16	4,560.79	61.49
											rntoff	01-Sep-17	4,697.61	63.34
Floor 12											rntoff	01-Sep-18	4,838.54	65.24
1200	Vacant			16,231

Floor 14				1,994
1401	Vacant

1403	Westside Cardiology, PC	01-Mar-11	30-Apr-18	2,454		elec			684.63	3.25
	(ny517027)			2,454		escop		91.73		0.45
						esctx		164.13		.80
						rntoff	9,202.50			45.00
											rntoff	01-Mar-16	10,225.00	50.00
1409	Carman, Callahan &	07-Mar-11	31-Mar-16	2,708		elec			733.42	3.25
	Ingham (ny517022)			2,708		escop		101.40		0.45
						esctx		180.35		0.80
						rntoff	8,801.00			39.00
1416	Vacant			3,634

1420	Vacant			1,246

1422

This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

111 WEST 57TH STREET (NY51700)
DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF
Floor 14
1422	Rosalyn Gilbert (ny517016)	08-Mar-96	30-Jun-16	1,085		elec			271.25	3.00
				1,085		escop		105.00		1.16
						esctx		90.69		1.00
						rntoff	3,667.30			40.56
Floor 15
1500	Vacant			12,749

Floor 16
1600	The Municipal Art Society	09-Jul-10	31-Jan-21	12,749		escop		1,223.66		1.15
	Of NY (ny517019)			12,749		esctx		1,083.48		1.02
						rntoff	39,309.42			37.00
											rntoff	01-Feb-16	42,496.67	40.00
Floor 17
1700	Nola Recording Studios, Inc. (ny517015)	19-Sep-73	31-Dec-13	3,833		elec			1,117.96	3.50
				3,833		esctx		428.37		1.34
						rntoff	14,103.06			44.15

	Total s Leases Currently Occupying Space:						183,701.68	9,753.73	8,455.76

							183,701.68	9,753.73	8,455.76
TOTALS FORTotal Leased Sqft: 24.43%                                                                                                            51,097
LEASED SQFT:Not Leased Sqft: 75.57%                                                                                                            158,102
Total Sqft:                                                                      100.00%209,199

TOTALS FORTotal Leased Sqft: 24.43%                                                                                                            51,097
CURRENT SQFT:Not Leased Sqft: 75.57%                                                                                                            158,102
Total Sqft:                                                                      100.00%209,199

This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

111 WEST 57TH STREET (NY51700)
DETAIL RENT ROLL
AS OF JUNE 25, 2013
CUSHMAN &
CLIENT NAME:  STEINWAY, INC. (NY500)                                                                                                                                                                                                                                                                                                 WAKEFIELD
		Lease Dates									Future Scheduled Charge Increases
Unit Number	Tenant Name	Start Date	End Date	Lease/Current SqFt	Security Deposit	Charge Code	Monthly Rent	Cost Recovery	Other Charges	Annual PSF	Charge Code	Step Date	Future Amount	Annual PSF

This report is solely for the intended recipient and contains confidential or privileged information.  If you are not the intended recipient, any disclosure, copying, use, or distribution of the information included in this report is prohibited.

Schedule 3
Organization of Borrower
See Attached

Kevin Maloney 50%
Elliot Joseph 50%
Michael Stern 100%
AmBase Corp. 83.3%
Masood Bhatti 16.7%
AmBase Corp. 100%
PMG West 57th Street LLC 50%
111 West 57th JDS LLC 50%
111 West 57th MM LLC
111 West 57th Manager Funding LLC 10.7%
89.3%
111 West 57th Manager LLC [36]%
[64]%
111 West 57th Sponsor LLC [41]%
111 West 57th Investment LLC [59]%
111 West 57th JV LLC
111 West 57th Mezz 3 LLC
111 West 57th Mezz 2 LLC
111 West 57th Mezz 1 LLC
111 West 57th Holdings LLC
111 West 57th LH LLC
111 West 57th FE LLC

109-111 West 57th Street

Organizational Chart

Notes:

1. All percentage interests that are in brackets are approximated as of 6/17/2013.

Schedule 4
Definition of Special Purpose Bankruptcy Remote Entity
A "Special Purpose Bankruptcy Remote Entity" means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter
(i)            was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;
(ii)            has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;
(iii)            has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;
(iv)            has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);
(v)            if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations;
(vi)            if such entity is a corporation, has and will have at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote; the Independent Directors may not be replaced on less than thirty (30) days prior written notice to Lender accompanied by a certification which includes the name of the successor Independent Director certifying that such Person meets the requirements of an Independent Director;
(vii)            if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that is the managing member of such limited liability company;
(viii)            if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of Lender for as long as the Loan is outstanding;
(ix)            has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors and/or Independent Managers), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any Bankruptcy Action;
(x)            has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xi)            has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xii)            has maintained and will maintain its own accounts, books and records separate from any other Person and will file its own tax returns;
(xiii)            has maintained and will maintain its own books, records, resolutions and agreements as official records;
(xiv)            has not commingled and will not commingle its funds or assets with those of any other Person;
(xv)            has held and will hold its assets in its own name;
(xvi)            has conducted and will conduct its business in its name only, and has not and will not use any trade name,
(xvii)            has maintained and will maintain its own financial statements, accounting records and other entity documents separate from any other Person, and has not and shall not list its assets as assets on the financial statements of any other Person;
(xviii)            has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets (to the extent of such funds) and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations;
(xix)            has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xx)            has maintained and will maintain an arm's-length relationship with its Affiliates;
(xxi)            (a)            if such entity owns the Property, has and will have no indebtedness other than the Permitted Indebtedness, or
(b)
if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or

(c)
if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred;

(xxii)                has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person or hold out its credit as being available to satisfy the debts or obligations of any other Person except for the Loan;
(xxiii)                has not and will not acquire obligations or securities of its partners, members or shareholders;
(xxiv)                has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks bearing its own name;
(xxv)                except in connection with the Loan with respect to Lender, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxvi)                has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxvii)                has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxviii)                has not made and will not make loans to any Person;
(xxix)                has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(xxx)                has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and substantially similar to those that would be obtained in a comparable arm's-length transaction with an unrelated third party;
(xxxi)                has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
(xxxii)                will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable and its Independent Directors or Independent Managers shall owe duties to such entity as a stand-alone business entity, shall not consider the interests of the member or any direct or indirect beneficial owner of the member and shall consider the interests of the Lender; and
(xxxiii)                its organizational documents shall provide upon the occurrence of a Bankruptcy Action, relief from the automatic stay arising under section 362 of the Bankruptcy Code shall automatically be granted in favor of the Lender, its successors and/or assigns, and such entity (a) shall consent to and not contest or oppose any motion made by the Lender for such relief and shall not seek to reinstate the automatic stay pursuant to section 105 or any other provision of the Bankruptcy Code, and (b) acknowledges and agrees that the occurrence or existence of an event of default under any of the Loan Documents shall, in and of itself, constitute "cause" for relief from the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code.
"Independent Director" means in the case of a corporation, a natural person who, is employed by a Corporate Service Provider and for the five (5) year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not, directly or indirectly:
(i)            an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the corporation or any of its Affiliates (other than his or her service as an Independent Director of the corporation or any of its Affiliates),
(ii)            a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the corporation or any of its shareholders or Affiliates (other than his or her service as an Independent Director if such Person has been provided by a nationally-recognized company that provides professional independent managers),
(iii)            a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or
(iv)            any member of the immediate family (including a grandchild or sibling) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Director of the corporation because such person is an independent director of a "Special Purpose Bankruptcy Remote Entity" affiliated with the corporation if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors.
"Independent Manager" means in the case of a limited liability company, (a) a member that is a Special Purpose Bankruptcy Remote Entity, (b) a Special Purpose Bankruptcy Remote Entity that is not a member or (c) a natural person who is employed by a Corporate Service Provider and for the five (5) year period prior to his or her appointment as Independent Manager is not, directly or indirectly:
(v)            an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the limited liability company or any of its Affiliates (other than his or her service as an Independent Manager or Special Member of the limited liability company or any of its Affiliates),
(vi)            a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the limited liability company or any of its members or Affiliates (other than his or her service as an Independent Manager if such Person has been provided by a nationally-recognized company that provides professional independent managers),
(vii)            a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or
(viii)            any member of the immediate family (including grandchildren or siblings) of a person described in clauses (i), (ii) or (iii) immediately above.  A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Manager of the limited liability company because such person is an independent manager of a "Special Purpose Bankruptcy Remote Entity" affiliated with the limited liability company if such individual is an independent manager provided by a nationally-recognized company that provides professional independent managers.
"Corporate Service Provider" means one of the following nationally-recognized companies that provides professional independent managers, directors and or trustees: (i) Corporation Service Company, (ii) CT Corporation, (iii) National Registered Agents, Inc., and (iv) Independent Directors Services, Inc. (provided that the Borrower and the Lender may add or replace, by mutual agreement, any one or more of the foregoing Corporate Service Providers with other nationally-recognized companies that have been used by other borrowers for commercial mortgage loans).
"Single Member Bankruptcy Remote LLC" means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter
(ix)	complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii);
(x)	has maintained and will maintain its own accounts, books and records separate from any other person and will file its own tax returns;
(xi)
has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of (A)a board of one (1) or more directors designated by the sole member of the Single Member Bankruptcy Remote LLC (the "Sole Member"), and at all times there shall be at least two (2) duly appointed Independent Directors on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless, at the time of such action there are at least two (2) members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote; or (B) a Sole Member, provided that at all times there shall be at least two (2) Independent Managers designated by Sole Member and the operating agreement provides that Sole Member shall not take any Bankruptcy Actions without the unanimous affirmative vote of one hundred percent (100%) of the Independent Managers;

(xii)
has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), one of the Independent Managers shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the "Special Member"), and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Manager, (C) the Independent Managers or Directors as applicable may not be replaced on less than thirty (30) days prior written notice to Lender accompanied by a certification which includes the name of the successor Independent Manager or Independent Director and certifying that such Person meets the requirements of an Independent Manager or Independent Director as the case may be, and (D) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower;

(xiii)
has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding,  (A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the "Act") or (y) the entry of a decree of judicial dissolution under Section 18‑802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18‑804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

"Bankruptcy Action" means, with respect to any Person, if such Person
(xiv)            makes an assignment for the benefit of creditors,
(xv)            files a voluntary petition in bankruptcy,
(xvi)            is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings,
(xvii)            consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation,
(xviii)            files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding,
(xix)            seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties,
(xx)            one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed,
(xxi)            within ninety (90) days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated or
(xxii)            takes any action in furtherance of any of the foregoing.

Schedule 5
Predevelopment Budget
See Attached

STEINWAY | 107 West 57th Street
Pre Development Budget

JDS Development Group / PMG

Pre Development Budget

	Pre Development	Total Project Costs

Acquisition costs	$254,800,000	$254,800,000
Cost of land	$254,800,000	$254,800,000

Demolition	$4,000,000	$4,000,000
Asbestos Abatement	$500,000	$500,000
Foundation	$3,643,955	$4,500,000
Total Construction Costs	$8,143,955	$249,240,350

Architecture	$4,500,000	$6,500,000
Engineers	$1,750,000	$3,250,000
Consultants	$1,250,000	$1,640,000
Total Soft Costs	$7,500,000	$52,500,000

Financing costs – Acquisition and Construction
Construction Loan
Financing Fees (Construction)	$-	$4,200,000
Interest Reserve (Construction)	$-	$22,500,000
Mortgage Recording Tax (Construction)	$-	$5,200,000
Title Insurance (Construction)	$-	$1,414,000
Mortgage Broker Fee (Construction)	$-	$1,616,000
Lender Legal (Construction)	$-	$500,000
Borrower Legal (Construction)	$-	$400,000
Due Diligence (Construction)	$-	$200,000
Bridge Loan
Closing Costs (Acquisition)	$2,555,556	$2,555,556
Interest (Acquisition)	$23,319,444	$28,750,000
Extension Fee (Acquisition)	$1,150,000	$1,150,000
Exit Fee (Acquisition)	$-	$2,300,000
Mortgage Recording Tax (Acquisition)	$5,233,193	$5,233,193
Title Insurance and Fees (Acquisition)	$2,210,549	$2,210,549
Mortgage Broker Fee (Acquisition)	$1,150,000	$1,150,000
Debt Broker Fee	$1,437,500	$1,437,500
Lender Legal (Acquisition)	$750,000	$750,000
Due Diligence (Acquisition)	$1,300,000	$1,300,000
Borrow Legal (Acquisition)	$1,149,803	$1,149,803
	$40,256,045	$84,016,601

Real Estate Tax Reserves	$2,850,000	$-
Insurance Reserve	$450,000	$-
Lease Buyout Deductable	$1,000,000	$-

Total Uses:	$315,000,000	$640,556,951

Schedule 6

Business Plan

See Attached

JDS Development Group / PMG

STEINWAY | WEST 57TH STREET
Preliminary Development Business Plan Summary

JDS Development Group ("JDS") and Property Markets Group ("PMG") (together the "Developer(s)" and/or "Sponsor(s)") are acquiring the two adjacent development sites located at 105 – 111 West 57th Street, New York, NY (the "Property" and/or "Project") with plans to build an approximate combined 346,000 gross square foot luxury residential tower, hotel and retail project.

The preliminary development plans call for a newly built high-rise luxury residential tower reaching approximately 900-feet high, providing full floor units with views of Central Park and the New York City skyline.  In addition, the Sponsors plan on converting and adjoining the adjacent Steinway Building that will allow for a five-star hotel or additional luxury residential units as well as substantial retail space.  The Sponsors also plan on creating a top-tier amenity package complimentary to the luxury product being developed.

The Sponsors will immediately begin pre-development, which is expected to take place over an approximate 12-14 month period.  At such time when pre-development is completed, the Sponsors will seek construction financing in the approximate amount of $413.6 million, coupled with approximately $222.6 million of total equity invested, that will provide for the total development capitalization of approximately $636.2 million.

Construction is expected to take 24 – 36 months from the completion of the pre-development period, with marketing & pre-sales to begin prior to the completion date.  The total gross sellout of the project is estimated to reach over $1.2 billion.

Schedule 7

Initial Approved Annual Budget

See Attached

STEINWAY | 107 West 57th Street
Sources and Uses

JDS Development Group / PMG

Uses:

Pre Development

Acquisition costs	$255,630,586
Cost of land	$255,630,586

Construction Costs	$9,121,315

Soft Costs	$7,730,000

Financing costs – Acquisition and Construction
Construction Loan
Financing Fees (Construction)	$-
Interest Reserve (Construction)	$-
Mortgage Recording Tax (Construction)	$-
Title Insurance (Construction)	$-
Mortgage Broker Fee (Construction)	$-
Lender Legal (Construction)	$-
Borrower Legal (Construction)	$-
Due Diligence (Construction)	$-
Bridge Loan
Origination Fee (Acquisition)	$2,655,556
Interest (Acquisition)	$23,319,444
Extension Fee (Acquisition)	$1,150,000
Exit Fee (Acquisition)	$-
Mortgage Recording Tax (Acquisition)	$5,466,597
Title Insurance and Fees (Acquisition)	$849,938
Mortgage Broker Fee (Acquisition)	$1,150,000
Debt Broker Fee	$1,437,500
Lender Legal (Acquisition)	$549,196
Due Diligence (Acquisition)	$5,065
Borrow Legal (Acquisition)	$1,634,803
$38,218,099

Real Estate Tax Reserves	$2,850,000
Insurance Reserve	$450,000
Lease Buyout Deductable	$1,000,000

Total Uses:	$315,000,000

Schedule 8
[Intentionally Deleted]

Schedule 9

Landmark Designation Letters

1.	1/22/2013 Letter from Kate Daly of NYC Landmarks Preservation Committee to 111 West 57th Street Association

2.	3/11/2013 Letter from Kate Daly of NYC Landmarks Preservation Committee to 111 West 57th Street Association

3.	3/22/2013 Letter from Kate Daly of NYC Landmarks Preservation Committee to Dennis Hanson, Senior Executive Vice President and CFO of Steinway Musical Instruments

4.	6/18/2013 Letter from Kate Daly of NYC Landmarks Preservation Committee to Dennis Hanson, Senior Executive Vice President and CFO of Steinway Musical Instruments

Schedule 10
Post-Closing Deferred Maintenance Obligations
1.            Repair window hinges
2.            Repair ship's ladders (which bridge roofs)
4.            Prepare and file Cycle 7 facade inspection report, and perform any façade repairs deemed necessary in the Cycle 7 report.

Exhibit A

Environmental Desk Review Letters

See Attached

Property Solutions INC Environmental & Engineering Consulting 323 New Albany Road • Moorestown, New Jersey 08057 • 856-813-3000 • Fax 856-813-1068

June 26, 2013
Mr. Greg Kiely
Annaly Capital Management, Inc.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Office: 212-696-0100
Email: gkieiy@annaiy.com
Re:        Phase I Environmental Desktop Review
105-107 West 57th Street
New York, New York, County, NY 10019 Property Solutions Project No. 20132358
Dear Mr. Kiely:
Property Solutions Inc. has reviewed the Phase I Environmental Site Assessment report for the above-referenced property (subject property) prepared by Langan Engineering & Environmental Services (Langan) of New York, NY, for JDS Development Group of New York, NY, and dated April 12, 2012 (Project No. 170173001).
According to the Phase I Environmental Site Assessment report, the subject property is described as follows.
General Property Information
Property Name	105-107 West 57th Street
Property Addresses	105-107 West 57th Street (alternate address of 111 West 57th Street)
Property Town, County, State, Zip	New York, New York County, NY 10019
Property Tax Identification	Block 1010, Lot 27
Property Topographic Quadrangle	Central Park
Nearest Intersection	Avenue of the Americas and West 57th Street
Area Description	Urban with multi-story commercialoffice, residential, educational, and medical buildings
Property Use/Operations	Vacant lot (four story brick building recently demolished and basement levels backfilled with soil and demolition debris)

Detailed Property Information
Property Owner Name	57 Street Partners, LLC (Source: Propertyshark.com)
Date of Acquisition	October 3, 2006 (Source: Deed)
Property Acreage	Approximately 0.1 acre (4,300 square feet)

Property Solutions concurs with Langan's conclusion. Property Solutions recommends that an inquiry be made to Langan to determine if responses to
Mr. Greg Kiely
105-107 West 5715 Street, New York, NY
Project No. 20132358
June 26, 2013

Detailed Property Information
Property Shape	Rectangular
Number of Buildings	None (vacant lot)
Number of Stories	Not applicable
Construction Date(s)	Not applicable
Building Square Footage	Not applicable
Type. of Foundation	Not applicable
Number of Units	Not applicable
Ceiling Finishes	Not applicable
Floor Finishes	Not applicable
Wall Finishes	Not applicable
HVAC	Not applicable
Renovation Date(s)	Not applicable
Renovation Description	Not applicable
Occupants of Interest	Not applicable
Other Improvements	Not applicable
Property Coverage	Vacant lot backfilled with soil and building demolition debris
The Phase I Environmental Site Assessment report was prepared in general accordance with American Society for Testing and Materials (ASTM) Standard E 1527-05.
Property Solutions notes the following recognized environmental conditions (RECS) were identified by Langan in connection with the subject property.
(1)            REC 1 — Fuel Oil AST
Langan observed a fuel oil fill port and potential vent pipe along the sidewalk located directly south of the subject property's southeast corner. Additionally, NYC Department of Buildings records indicate that a fuel oil powered boiler was present at the subject property prior to the building being demolished in April 2008. Mr. Stern of JDS Development informed Langan that the fill port and piping were related to a former above-ground storage tank (AST) or underground storage tank (UST) previously used to provide fuel oil to the boiler, which was removed during demolition activities. Closure records for the former AST or UST were not provided to JDS Development Group by the previous owner. Based on the potential for petroleum spills or leaks associated with the former fuel oil AST or UST and associated piping, Langan considers the former tank to be a REC.

Mr. Greg Kiely
105-107 West 57th Street, New York, NY
Project No. 20132358
June 26, 2013

their Freedom of Information Act (FOIA) requests were obtained particularly from the NYC Fire department, which may have provided documentation on the former fuel oil tank.
(2)	REC 2 - Historic Surrounding Property Use
Langan reports that, according to the City Directory Abstract, Valet and Laundry Cleaners Service was listed at 1405 6th Avenue, an eastern adjoining property, from 1938 to 1968. In addition, Louise and Colvill Cleaners and Dyers was listed at 1394 6th Avenue, approximately 270 feet southeast of the Subject Property, from 1938 to 1942. thy cleaning facilities commonly use chlorinated solvents during the cleaning process. Spilled solvents may have impacted subject property groundwater and soil vapor.
Property Solutions concurs with Langan's conclusion and concern regarding nearby historic dry cleaning operations.
(3)	REC 3 — Backfill Soil Quality
Following demolition of the Subject Property building, the basement levels were backfilled with soil and demolition debris. No documentation was available for review pertaining to the environmental quality of the backfilled soil. Soil from an unknown or uncharacterized source may contain environmental impacts (e.g., metals, pesticides, herbicides, polychlorinated biphenyls, semivolatile organic compounds, volatile organic compounds).
Property Solutions concurs with Langan's reasoning and conclusion regarding the presence and unknown quality of on-site fill.
Property Solutions notes that no recommendations were made by Langan for further investigation. While ASTM does not require recommendations be made during a Phase I Environmental Site Assessment, based on the findings identified by Langan, Property Solutions recommends a subsurface soil and groundwater investigation be conducted, if not already performed, to assess the potential impacts from on-site fill material, off-site dry cleaning operations, and the former on-site fuel oil tank.
Property Solutions also notes the following with regard to the ASTM E1527-05 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.
(4)
Property Solutions notes the report is dated April 12, 2012 and is therefore older than 180 days. Property Solutions recommends that the report be updated by (1) conducting interviews with the owners, (2) obtain and review a new regulatory

Mr. Greg Kiely
105-107 West 57th Street, New York, NY
Project No. 20132358
June 26, 2013

database search report, (3) perform a new search for recorded environmental cleanup liens, and (4) conduct another property visit.
(5)          The report does not indicate whether Langan asked the property owner and/or the key site manager to whether certain environmentally-related documents applicable to the subject property exist and, if so, whether copies can and will be provided.
This is a requirement cited in Section 10.8 of the ASTM standard practice.
Should you have further questions or concerns, please do not hesitate to contact us. We appreciate the opportunity to perform this service for you and look forward to working with you in the future.
Sincerely,
PROPERTY SOLUTIONS INC.
Donald P. Hessemer, CHMM                                                                                                      James Carey
Technical Manager                                                                                                      Regional Manager

Property Solutions INC Environmental & Engineering Consulting 323 New Albany Road • Moorestown, New Jersey 08057 • 856-813-3000 • Fax 856-813-1068

June 26, 2013
Mr. Greg Kiely
Annaly Capital Management, Inc.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Office: 212-696-0100
Email: gkiel-hVAnnal-y.corn
Re:          Phase T Environmental Desktop Review
109 West 57th Street
New York, New York, County, NY 10019 Property Solutions Project No. 20132358
Dear Mr. Kiely:
Property Solutions Inc. has reviewed the Phase I Environmental Site Assessment report for the above-referenced property (subject property) prepared by Langan Engineering & Environmental Services (Langan) of New York, NY, for JDS Development Group of New York, NY, and dated April 2013 (Project No. 170173001).
According to the Phase I Environmental Site Assessment report, the subject property is described as follows.
General Property Information
Property Name	109 West 57th Street
Property Addresses	109 West 57th Street (alternate address of 111 West 57th Street)
Property Town, County, State, Zip	New York, New York County, NY 10019
Property Tax Identification	Block 1010, Lot 25
Property Topographic Quadrangle	Central Park
Nearest Intersection	Avenue of the Americas and West 57th Street
Area Description	Urban with multi-story commercial office, residential, educational, and medical buildings
Property Use/Operations	Steinway & Sons piano company showroom, a 15-to 16 story commercial office building.

Detailed Property Information
Property Owner Name	111 West 57th Street, LLC, a subsidiary of the JDS Development Group, although final closing is still pending according to Langan (Source: JDS Development Group)
Date of Acquisition	Not reported

Mr. Greg Kiely
105-107 West 571h Street, New York, NY
Project No. 20132358
June 26, 2013

Detailed Property Information
Property Acreage	0.374 acre (16,300 square feet)
Property Shape	L-shaped
Number of Buildings	One
Number of Stories	15 to 16 according to Langan
Construction Date	1924
Building Square Footage	Not reported although footprint reported as 16,300 square feet
Type of Foundation	Basement level spans the entire building and a partial sub-cellar spans the northern portion of the building.
Number of Units	Not reported
Ceiling Finishes	Dropped ceilings
Floor Finishes	Carpeting, 12-inch floor tiles (Property Solutions assumes vinyl)
Wall Finishes	Paint
HVAC	Steam heat (provided by Con Edison) and wall mounted radiators. Air conditioning system with roof-mounted cooling tower and package units on each floor.
Renovation Dates	Not reported
Renovation Description	Not reported
Occupants of Interest	Dental and medical offices
Other Improvements	None reported
Property Coverage	Building footprint appears to cover entire subject property

The Phase I Environmental Site Assessment report was prepared in general accordance with American Society for Testing and Materials (ASTM) Standard E 1527-05.
Property Solutions notes the following recognized environmental conditions (RECS), historical RECs (HRECs), de minimis conditions, and additional non-ASTM environmental concerns were identified by Langan in connection with the subject property.
(1)REC 1 — Surrounding Property Use and Petroleum Bulk Storage at Surrounding
Properties
Potential leaks or spills of solvents and/or other hazardous materials typically found at the listed facilities may have adversely impacted groundwater and/or soil vapor at the Subject Property:
•
The Windsor hotel at 1413 6th Avenue (an eastern adjoining property) is associated with a dry cleaning service that was listed as a generator of hazardous solvent-containing waste in 1985 and 1989; this facility was a, verified non-generator (of hazardous waste) in 2006. Another dry

Mr. Greg Kiely
105-107 West 57th Street, New York, NY
Project No. 20132358
June 26, 2013

cleaner was identified at 146 West 57th Street, approximately 315 feet west (up-gradient) of the Site; and
•	Several buried gasoline tanks and an electric battery sales and service station were historically located on surrounding properties.
Property Solutions concurs with Langan's conclusions and recommends that a subsurface investigation be conducted to include sampling of soil, groundwater and soil vapor beneath and around the subject property.
(2)	HREC — Closed in-Place Fuel Oil Tanks
Two closed-in-place No. 6 fuel oil ASTs (5,000 to 8,000-gallons each) and an associated closed spill, related to an overfill in the tank vault, are considered a Historical REC (1IREC). The spill case was administratively closed by the New York State Department of Environmental Conservation (NYSDEC) and soil samples collected in the vicinity of the tanks after they were decommissioned did not exhibit petroleum impacts
Property Solutions concurs with Langan's conclusion and recommends that the Spill Investigation and Underground Storage Tank Closure Report, prepared by EMTEQUE Corporation (EMTEQUE), dated March 23, 1999 be appended to the Langan report.
(3)	De Minimis Conditions
Chemical storage areas were observed at multiple locations in the building (mostly in the sub-cellar and basement). Isolated staining and leaking was observed; however, the concrete floor in these areas appeared to be in good condition and floor drains were not observed in these areas. Therefore, it is unlikely that the observed staining/leaks could have impacted the sub-surface.
Property Solutions concurs with Langan's reasoning and conclusion regarding these de minimis conditions.
(4)	Non-ASTM Environmental Concerns
•	Based on the age of the building, asbestos-containing materials (ACM), lead-based paint (LBP), and polychlorinated biphenyls (PCB) may be present in building materials; and
•
Dental offices were located in the building between 1927 and 1998. Possible releases of mercury into drains may have accumulated in traps and have the potential to adversely impact indoor air. Property Solutions notes that several current dental offices were identified in the report.

Mr. Greg Kiely
105-107 West 57th Street, New York, NY
Project No. 20132358
June 26, 2013

Property Solutions notes the Building Manager, Mr. Steven Hennessy informed Langan that asbestos abatement was conducted in the basement approximately 20 years ago; however, he was unaware of other locations where ACM may have been removed. Langan recommended that ACM and LBP should be identified and handled appropriately prior to demolition or renovation activities.
Property Solutions agrees with this recommendation and also recommends that ACM and LBP Operation & Maintenance (O&M) Plans be developed for the subject property. Property Solutions also agrees that the potential for mercury to impact indoor air is not a REC but rather an environmental concern.
Property Solutions also notes the following with regard to the ASTM E1527-05 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.
(5) The report does not indicate whether Langan asked the property owner and/or the key site manager to whether certain environmentally-related documents applicable to the subject property exist and, if so, whether copies can and will be provided. This is a requirement cited in Section 10.8 of the ASTM standard practice.
Should you have further questions or concerns, please do not hesitate to contact us. We appreciate the opportunity to perform this service for you and look forward to working with you in the future.
Sincerely,
PROPERTY SOLUTIONS INC.
Donald P. Hessemer, CHMM                                                                                                      James Carey
Technical Manager                                                                                                      Regional Manager